                                                                    Exhibit 99.1

                             KELLER & COMPANY, INC.
                        Financial Institution Consultants
                        Investment and Financial Advisors

555 Metro Place North                                         614-766-1426
Suite 524                                                     614-766-1459 (fax)
Dublin, Ohio 43017



January 30, 2001


Board of Directors
First Bank & Trust, S.B.
206 S. Central Avenue
Paris, Illinois 61944

To the Board:

In response to a request from the Federal Deposit Insurance Corporation (FDIC), we hereby submit an independent appraisal update ("Update") of the pro forma market value of the to-be-issued stock of First BancTrust Corporation (the "Corporation"), which is the newly formed holding company of First Bank & Trust, S.B. ("First Bank" or the "Bank"). The Corporation will hold all of the shares of the common stock of the Bank. Such stock is to be issued in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank in accordance with the Bank's plan of conversion. This Update of the Corporation's pro forma market value as of January 29, 2001, was prepared after a review of our original appraisal report as of November 17, 2000, ("Original Appraisal") and is being submitted to the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate as an update of the Original Appraisal.

This Update is based on conversations with the management of First Bank, the law firm of Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C., and the investment banking firm of Trident Securities, a division of McDonald Investments, Inc. As in the preparation of the Original Appraisal, we believe the data and information used herein are accurate and reliable, but we cannot guarantee the accuracy of such data.

In preparing this Update, we have given consideration to current market conditions, the recent performance of First Bank and the recent performance of publicly-traded thrift institutions, including those institutions in First Bank's comparable group, and recently converted thrift institutions. The comparable group was screened to eliminate any institutions involved in merger/acquisition activities, but none of the comparable group institutions was eliminated due to such involvement. Further investigation into merger/acquisition activity involving publicly-traded thrift institutions in First Bank's city, county and market area revealed no institutions involved in such activity, as indicated in Exhibit 1.

We have recognized a reinvestment rate of 6.05 percent before taxes in this Update, the same rate indicated in the Original Appraisal, based on current short term interest rates.

Board of Directors
First Bank & Trust, S. B.
January 30, 2001
Page 2


We have updated the three valuation methods used in the Original Appraisal based on First Bank's December 31, 2000, financials and using the stock prices of publicly-traded thrift institutions as of January 29, 2001. Exhibits 2 and 3 provide stock prices, key valuation ratios and other pertinent data for all publicly-traded, FDIC-insured thrift institutions excluding mutual holding companies. Exhibits 4 and 5 provide stock prices, key valuation ratios and other pertinent data for all publicly-traded, FDIC-insured mutual holding companies.
Exhibit 6 identifies the Bank's comparable group and provides comparative operating and financial data on First Bank and the comparable group institutions.

Exhibit 7 provides a summary of publicly-traded thrift conversions since January 1, 2000, and the relative movement of their share prices. For the eleven conversions completed from January 1, 2000, to January 29, 2001, including one mutual holding, the average percentage price change one day after IPO was a positive 8.41 percent with a median of 2.50 percent, from a low of (7.5) percent to a high of 26.88 percent. The average percentage price change one week after IPO for those eleven conversions was a lower 7.76 percent with a lower median of
1.09 percent, from a low of (10.0) percent to a high of 27.50 percent.

As presented in Exhibit 8, since November 17, 2000, there have been varying movements in the price to earnings multiple, the price to core earnings multiple, the price to book value ratio and the price to assets ratio of First Bank's comparable group and all publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"). The average price to net earnings multiple for the comparable group remained virtually constant, while the average price to core earnings multiple for the comparable group increased modestly from 11.20 times earnings to 11.54 times earnings during that period. The average market price to book value ratio for all thrifts increased from 98.29 percent at November 17, 2000, to 105.82 percent at January 29, 2001, and increased from
74.83 percent to 77.33 percent for the comparable group. The average price to assets ratio increased from 9.87 percent to 10.63 percent for all thrifts and increased from 6.98 percent to 7.12 percent for the comparable group for the same time period. Exhibit 8 also presents the values, numerical changes and percentage changes of the SNL Thrift Index, the Dow Jones Industrial Average
(DJIA) and the Standard and Poors 500 (S & P 500) as of November 17, 2000, and January 29, 2001. As indicated, from November 17, 2000, to January 29, 2001, the SNL Thrift Index increased 15.59 percent, while the DJIA and the S & P remained virtually constant. The trend in the market price of thrift stocks since the Original Appraisal indicates a 10.56 percent increase in the average price per share for all publicly-traded thrifts and a smaller increase of 4.75 percent for the comparable group.

Exhibit 9 presents detailed market, pricing and financial ratios for First Bank, all thrifts, the 14 publicly-traded Illinois thrifts and the comparable group as of January 29, 2001.

Exhibit 10 provides First Bank's December 31, 2000, assets and equity and the Bank's earnings for the twelve months ended December 31, 2000, which are the different from those used in the Original Appraisal. The Bank had assets of $171,839,000 and equity of $13,361,000 at

Board of Directors
First Bank & Trust, S. B.
January 30, 2001
Page 3

December 31, 2000, and net income after taxes of $736,000 for the twelve months ended December 31, 2000. Core or normalized income after taxes for the twelve months ended December 31, 2000, was a higher $816,000, derived by adding back to the bank's $921,000 net income before taxes $262,000 of its total $1,152,000 provision for loan losses and applying a 31.0 percent tax rate to the resulting $1,183,000.

The trend in the market price of thrift stocks since the Original Appraisal indicates a 4.75 percent increase in the average price per share of the ten comparable group institutions. Of those ten institutions, eight experienced increases in their price per share, one experienced a decrease and one was unchanged. As previously detailed, the pricing ratios also demonstrated varying activity since November 17, 2000. From November 17, 2000, to January 29, 2001, the comparable group's average price to core earnings multiple increased by 3.04 percent and its average price to book value ratio increased by 3.34 percent.

This Update is based on a review of each of the adjustments made in the Original Appraisal relative to the comparable group, with additional attention to the pro forma closing pricing ratios of converting thrift institutions and trends in market pricing, and indicates reductions in the downward adjustments for financial condition and subscription interest applied in the Original Appraisal. In our opinion, considering the foregoing factors, a 9.5 percent upward adjustment to the pro forma value of the Corporation is warranted at this time.

This updated valuation of the Corporation is based on the following valuation ratios as of January 29, 2001:

          Price to earnings multiple:
                  Midpoint                                    11.50x
                  Super maximum                               13.96x

          Price to core earnings multiple:
                  Midpoint                                     10.65x
                  Super maximum                                13.01x

          Price to book value ratio:
                  Midpoint                                    50.16%
                  Super maximum                               58.21%

          Price to assets ratio:
                  Midpoint                                      6.29%
                  Super maximum                                 8.16%

Board of Directors
First Bank & Trust, S. B.
January 30, 2001
Page 4

As indicated above, at the midpoint, the price to book value ratio increased from 48.91 percent at November 17, 2000, to 50.16 percent as of January 29, 2001; the price to net earnings multiple increased from 8.83 to 11.50; the price to core earnings multiple increased from 9.35 to 10.65; and the price to assets ratio increased from 5.81 percent to 6.29 percent as of January 29, 2001. At the super maximum, the price to book value ratio increased from 56.78 percent at November 17, 2000, to 58.21 percent as of January 29, 2001; the price to net earnings multiple increased from 10.91 to 13.96; the price to core earnings multiple increased from 11.52 to 13.01; and the price to assets ratio increased from 7.56 percent to 8.13 percent as of January 29, 2001.

Exhibit 15 details the valuation premium or discount applied to the comparable group in determining the value. The discount from the comparable group in the price to book value ratio was 35.13 percent at January 29, 2001, similar to the discount of 34.65 percent at November 17, 2000. The price core earnings multiple discount, however, decreased significantly from 16.58 percent to 7.66 percent during that time period. The discount of 16.73 percent in the price to assets ratio at November 17, 2000, decreased to a discount of 11.68 percent at January 29, 2001.

The valuation range in the Original Appraisal indicated a midpoint of $10,500,000, with a minimum of $8,925,000, a maximum of $12,075,000, and a super maximum of $13,886,250. In our opinion, based on First Bank's December 31, 2000, financials, the pricing ratios and price fluctuation of the Bank's comparable group, as well as current pricing ratios and trends in the market since the Original Appraisal, the midpoint value of the Corporation as of January 29, 2001, was $11,500,000, with a minimum of $9,775,000, a maximum of $13,225,000, and a super maximum of $15,208,250, representing 977,500 shares, 1,150,000 shares, 1,322,500 shares and 1,520,875 shares at $10.00 per share at the minimum, midpoint, maximum and super-maximum, respectively.

The pro forma market value or appraised value of the Corporation was $11,500,000 at the midpoint as of January 29, 2001.

Sincerely,

KELLER & COMPANY, INC.

                                TABLE OF CONTENTS

                                                                               PAGE
INTRODUCTION
I.       DESCRIPTION OF FIRST BANK & TRUST, S.B.                                 3
         General                                                                 3
         Performance Overview                                                    5
         Income and Expense                                                      7
         Yields and Costs                                                       10
         Interest Rate Sensitivity                                              11
         Lending Activities                                                     12
         Non-Performing Assets                                                  16
         Investments                                                            17
         Deposit Activities                                                     17
         Borrowings                                                             18
         Subsidiaries                                                           18
         Office Properties                                                      19
         Management                                                             19

II.      DESCRIPTION OF PRIMARY MARKET AREA                                     20

III.     COMPARABLE GROUP SELECTION                                             24
         Introduction                                                           24
         General Parameters                                                     24
           Merger/Acquisition                                                   24
           Mutual Holding Companies                                             25
           Trading Exchange                                                     25
           IPO Date                                                             26
           Geographic Location                                                  26
           Asset Size                                                           26
         Balance Sheet Parameters                                               27
           Introduction                                                         27
           Cash and Investments to Assets                                       27
           Mortgage-Backed Securities to Assets                                 28
           One- to Four-Family Loans to Assets                                  28
           Total Net Loans to Assets                                            28
           Total Net Loans and Mortgage-Backed Securities to Assets             29
           Borrowed Funds to Assets                                             29
           Equity to Assets                                                     29
         Performance Parameters                                                 30
           Introduction                                                         30

                                                                               PAGE

           Return on Average Assets                                             30
           Return on Average Equity                                             30
           Net Interest Margin                                                  31
         Operating Expenses to Assets                                           31
           Noninterest Income to Assets                                         31
         Asset Quality Parameters                                               32
           Introduction                                                         32
           Nonperforming Assets to Assets                                       32
           Repossessed Assets to Assets                                         32
           Loan Loss Reserves to Assets                                         32
         The Comparable Group                                                   33

IV.      ANALYSIS OF FINANCIAL PERFORMANCE                                      34

V.       MARKET VALUE ADJUSTMENTS                                               36
         Earnings Performance                                                   36
         Market Area                                                            39
         Financial Condition                                                    40
         Asset, Loan and Deposit Growth                                         41
         Dividend Payments                                                      42
         Subscription Interest                                                  42
         Liquidity of Stock                                                     43
         Management                                                             43
         Marketing of the Issue                                                 44

VI.      VALUATION METHODS                                                      45
         Price to Book Value Method                                             45
         Price to Earnings Method                                               46
         Price to Assets Method                                                 47
         Valuation Conclusion                                                   48


                                LIST OF EXHIBITS

NUMERICAL EXHIBITS                                                        PAGE

   1          Balance Sheet - At September 30, 2000, and
                December 31, 1999
   2          Balance Sheets - At December 31, 1996
                through 1998 and at March 31, 1996
   3          Statement of Income  - Nine months ended
                September 30, 1999 and 2000, and
                Year Ended December 31, 1999
   4          Statements of Income - Year Ended December 31,
                1997 and 1998, Nine Months ended
                December 31, 1996 and Year Ended  March 31,1996
   5          Selected Financial Information
   6          Income and Expense Trends
   7          Normalized Earnings Trend
   8          Performance Indicators
   9          Volume/Rate Analysis
  10          Yield and Cost Trends
  11          Net Portfolio Value
  12          Loan Portfolio Composition
  13          Loan Maturity Schedule
  14          Loan Originations and Purchases
  15          Delinquent Loans
  16          Nonperforming Assets
  17          Classified Assets
  18          Allowance for Loan Losses
  19          Investment Portfolio Composition
  20          Mix of Deposits
  21          Certificates by Maturity
  22          Deposit Activity
  23          Borrowed Funds Activity
  24          Offices of First Bank & Trust, S.B.
  25          Management of the Bank
  26          Key Demographic Data and Trends
  27          Key Housing Data
  28          Major Sources of Employment
  29          Unemployment Rates
  30          Market Share of Deposits
  31          National Interest Rates by Quarter
  32          Thrift Stock Prices and Pricing Ratios
  33          Key Financial Data and Rati
  34          Recently Converted Thrift Institutions

NUMERICAL EXHIBITS                                                        PAGE

  35          Acquisitions and Pending Acquisitions
  36          Thrift Stock Prices and Pricing Ratios -
                         Mutual Holding Companies
  37          Key Financial Data and Ratios -
                      Mutual Holding Companies
  38          Balance Sheets Parameters -
                   Comparable Group Selection
  39          Operating Performance and Asset Quality Parameters -
                        Comparable Group Selection
  40          Balance Sheet Ratios -
                Final Comparable Group
  41          Operating Performance and Asset Quality Ratios
                       Final Comparable Group
  42          Balance Sheet Totals - Final Comparable Group
  43          Balance Sheet - Asset Composition
                       Most Recent Quarter
  44          Balance Sheet - Liability and Equity
                       Most Recent Quarter
  45          Income and Expense Comparison
                       Trailing Four Quarters
  46          Income and Expense Comparison as a Percent of
                       Average Assets - Trailing Four Quarters
  47          Yields, Costs and Earnings Ratios
                       Trailing Four Quarters
  48          Dividends, Reserves and Supplemental Data
  49          Valuation Analysis and Conclusions
  50          Market Pricings and Financial Ratios - Stock Prices
                       Comparable Group
  51          Pro Forma Minimum Valuation
  52          Pro Forma Mid-Point Valuation
  53          Pro Forma Maximum Valuation
  54          Pro Forma Superrange Valuation
  55          Summary of Valuation Premium or Discount

ALPHABETICAL  EXHIBITS                                                    PAGE

   A          Background and Qualifications
   B          RB 20 Certification
   C          Affidavit of Independence

INTRODUCTION

         Keller & Company, Inc. ("Keller") is an independent consulting and appraisal firm for financial institutions, and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of First BancTrust Corporation (the "Corporation"), a Delaware corporation, formed as a holding company to own all of the to-be-issued shares of common stock of First Bank & Trust, S.B. ("First Bank" or the "Bank"), Paris, Illinois. The stock is to be issued in connection with the Bank's Application for Approval of Conversion from a state chartered mutual savings bank to a state chartered stock savings bank. The Application is being filed with the Federal Deposit Insurance Corporation ("FDIC"), the Securities and Exchange Commission ("SEC") and the Illinois Office of Banks and Real Estate. In accordance with the Bank's conversion, there will be a simultaneous issuance of all the Bank's stock to the Corporation, which will be formed by the Bank. Such Application for Conversion has been reviewed by Keller, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C.

         This conversion appraisal was prepared based on guidelines entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," and the Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

         The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in non-control blocks.

         In preparing this conversion appraisal, we have reviewed the financial statements for the four fiscal years ended March 31, 1996 and December 31, 1997 through 1999, as well as the financial statements for the nine months ended December 31, 1996 and September 30, 1999 and 2000, and discussed them with First Bank's management and with First Bank's independent auditors, Olive LLP, Decatur, Illinois. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form S-1 and the Bank's preliminary Form AC and discussed them with management and with the Bank's conversion counsel.

         We have visited First Bank's home office, retail branch and operations center office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary retail market area of Clark and Edgar Counties, Illinois and analyzed the Bank's primary market area relative to Illinois and the United States. We have also examined the competitive market within which First Bank operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key characteristics, both positive and negative.

         We have given consideration to the current market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of First Bank to those selected institutions.

         Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I. DESCRIPTION OF FIRST BANK & TRUST, S.B.

GENERAL

         First Bank & Trust, S.B. was organized as a state chartered savings and loan in 1887 with the name Edgar County Building and Loan. In 1990, the Marshall office was acquired through a merger with Edgar County Savings and Loan Association. The Bank later changed its name to First Bank Savings & Trust, S.B. First Bank conducts its business from its main office and operations center in Paris, Illinois, its branch office in Marshall and its loan office in Dana, Indiana. The Bank serves its customers from its two retail offices and one loan origination office. The Bank also serves the public through its three wholly-owned subsidiaries, First Charter Service Corporation; ECS Service Corporation; and Community Finance Center. First Charter is involved in providing investment services, including the sale of annuities, mutual funds and corporate and government securities and operates from the Bank's operations center office. First Charter's broker-dealer is Prime Vest Financial Services. Community Finance Center is located in Paris but in leased office space and is focused on originating consumer and installment loans. ECS Service Corporation is located at 206 West Washington, Paris, Illinois and performs title services in both Clark and Edgar Counties. The Bank's primary retail market area is comprised of Clark and Edgar Counties where all of the Bank's facilities are located. The Bank's lending market extends into Vermillion County in Indiana where the Bank's loan office is located.

         First Bank's deposits are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). First Bank is a member of the Federal Home Loan Bank (the "FHLB") of Chicago and is regulated by the Illinois Office of Banks and Real Estate and the FDIC. As of September 30, 2000, First Bank had assets of $170,466,000, deposits of $129,165,000 and equity of $12,830,000.

         First Bank is a community oriented financial institution which has been engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area. First Bank has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, commercial real estate loans, agricultural loans, commercial business loans, agricultural production loans and consumer loans. Residential mortgage loans secured by one- to four-family dwellings represented
35.3 percent of its loan originations during the year ended December 31, 1999, and a lesser 25.5 percent of its loan originations during the nine months ended September 30, 2000. Consumer loan originations represented a strong 31.7 percent and 27.4 percent of total originations for the same respective time periods. Agricultural loans represented 6.1 percent in 1999 and agricultural production loans represented a stronger 16.5 of total loan originations in 1999 with their shares representing 23.2 percent and 15.8 percent, respectively, for the nine months ended September 30, 2000.

         At September 30, 2000, 40.7 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, compared to a slightly lesser 39.3 percent at December 31, 1998, with the primary sources of funds being retail deposits from residents in its local communities and FHLB advances. The Bank is also an originator of multi-family loans, commercial real estate loans, interim construction loans, agricultural real estate loans, commercial business loans, consumer loans and agricultural production loans. Consumer loans include home improvement loans, automobile loans, loans on savings accounts and other secured and unsecured personal loans and represented
23.7 percent of gross loans as of September 30, 2000, and a lesser 20.9 percent at December 31, 1998.

         The Bank had $48.0 million, or a strong 28.1 percent of its assets in cash and investments including interest-bearing deposits but excluding FHLB stock which totaled $1.4 million or 0.8 percent of assets. The Bank's $37.5 million in investment securities included $16.0 million in mortgage-backed and related securities. Deposits, FHLB advances, loan sales and equity have been the primary sources of funds for the Bank's lending and investment activities.

         The Bank's gross amount of stock to be sold in the subscription and community offering will be $10,500,000 or 1,050,000 shares at $10 per share based on the midpoint of the appraised value of $10.5 million, with net conversion proceeds of $59,000 reflecting conversion expenses of approximately $541,000. The actual cash proceeds to the Bank will be $4.98 million representing fifty percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued or 84,000 shares at $10 per share, representing $840,000. The Bank's net proceeds will be invested in adjustable-rate mortgage loans, consumer loans, agricultural loans and commercial business loans over time and initially invested in short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, further diversification into other businesses, or for any other purposes authorized by law. The Corporation will use its fifty percent of the proceeds to fund the ESOP and to invest in interest-bearing deposits and short- and intermediate-term government or federal agency securities.

         First Bank has seen a modest deposit increase over the past three fiscal years with deposits increasing 8.2 percent from December 31, 1996, to December 31, 1999, or an average of 2.7 percent per year. From December 31, 1999, to September 30, 2000, deposits increased by 2.0 percent or 2.7 percent, annualized, compared to a 1.4 percent decrease in fiscal 1999. The Bank has focused on maintaining its residential real estate and consumer loan portfolios during the past three years, monitoring its net interest margin and earnings and strengthening its equity to assets ratio. Equity to assets decreased from 6.12 percent of assets at December 31, 1996, to 7.14 percent at December 31, 1999, and then increased to 7.53 percent at September 30, 2000.

         First Bank's primary lending strategy has been to focus on the origination of adjustable- rate, one- to four-family mortgage loans, the origination of agricultural real estate loans, commercial business loans, agricultural production loans, and the origination of consumer loans primarily automobile loans.

         First Bank's share of one- to four-family mortgage loans has increased slightly, from 39.3 percent of gross loans at December 31, 1998, to 40.7 percent as of September 30, 2000. Commercial real estate loans and multi-family loans combined increased from 5.5 percent to 7.9 percent from December 31, 1998, to September 30, 2000. Agricultural real estate loans increased from 10.2 percent at December 31, 1998, to 10.4 percent at September 30, 2000. All types of mortgage loans as a group increased modestly from 57.8 percent of gross loans in 1998 to 59.1 percent at September 30, 2000. The increase in mortgage loans was offset by the Bank's decrease in agricultural finance loans which decreased from
14.9 percent of loans in 1998 to 9.6 percent of loans at September 30, 2000. The Bank's share of consumer loans witnessed an increase in their share of loans from 20.9 percent at December 31, 1998, to 23.7 percent at September 30, 2000, and the share of commercial business loans decreased from 6.8 percent to 6.6 percent during the same time period.

         Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry and also in recognition of the Bank's continued higher level of higher risk consumer loans, commercial business loans and agricultural production finance loans. At December 31, 1998, First Bank had $1,416,000 in its loan loss allowance, representing 1.29 percent of gross loans and 71.34 percent of nonperforming loans, which increased to $1,710,000 and represented a higher
1.50 percent of gross loans and 74.15 percent of nonperforming loans at September 30, 2000.

         Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on strengthening the Bank's net interest margin without undertaking excessive credit risk combined with reducing the Bank's level of nonperforming assets.


PERFORMANCE OVERVIEW

         First Bank's financial position at year end December 31, 1998 and December 31, 1999, and at September 30, 2000, is highlighted through the use of selected financial data in Exhibit 5 as well as Exhibits 1 and 2. First Bank has focused on maintaining its equity position and overall earnings, increasing its level of investment securities, increasing its loan portfolio, maintaining its deposit base, and increasing its level of borrowings. First Bank has experienced a stronger increase in assets in 1998 and 1999 with a stronger increase in deposits in 1998, a strong rise in FHLB advances in 1999 and a rise in equity over the past four fiscal years. The rise in assets was primarily in 1999 and was the result of an increase in investment securities accented by a modest rise in loans.

         First Bank witnessed a total increase in assets of $10.9 million or 6.9 percent for the period of December 31, 1996, to December 31, 1999, representing an average annual increase in assets of 2.3 percent. For the year ended December 31, 1999, assets increased $13.0 million or 8.4 percent. For the nine months ended September 30, 2000, the Bank's assets increased $2.7 million or 1.6 percent. Over the past three fiscal periods, the Bank experienced its largest dollar rise in assets of $13.0 million in fiscal year 1999, which represented an
8.4 percent increase in assets funded by a rise in advances of $15.4 million. The increase in assets was preceded by a $9.2 million or 5.9 percent increase in assets in fiscal year 1998.

         The Bank's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $97.9 million at December 31, 1996, to $110.4 million at December 31, 1999, representing a total increase of $12.5 million, or
12.8 percent, and an average annual increase of 4.26 percent. The increase was primarily the result of higher levels of consumer loans. For the year ended December 31, 1999, loans increased $2.0 million or 1.9 percent. For the nine months ended September 30, 2000, net loans increased $682,000 or 0.6 percent representing 0.8 percent, annualized.

         First Bank has pursued obtaining funds through deposits and FHLB advances in accordance with the demand for loans and the increase in the Bank's level of investment securities. The Bank's competitive rates for savings in its local market in conjunction with its focus on service and convenient offices have been the sources for attracting retail deposits. Deposits increased $9.6 million or 8.2 percent from 1996 to 1999, with an average annual rate of increase of 2.7 percent from December 31, 1996, to December 31, 1999. For the year ended December 31, 1999, deposits decreased $1.8 million or 1.3 percent. For the nine months ended September 30, 2000, deposits increased by $2.6 million or 2.0 percent, annualized to 2.7 percent. The Bank's strongest fiscal year deposit growth was in 1998, when deposits increased $8.9 million or a relatively strong 7.4 percent. The Bank's FHLB advances decreased from $29.1 million at December 31, 1996 to $12.7 million at December 31, 1998, and then increased to $27.5 million at September 30, 2000.

         First Bank increased its equity level from December 31, 1996, through December 31, 1999, and in the nine months ended September 30, 2000. At December 31, 1996, the Bank had equity of $9.6 million representing a 6.12 percent equity to assets ratio and then increasing to $12.0 million at December 31, 1999, and representing a higher 7.15 percent equity to assets ratio. At September 30, 2000, equity had increased to $12.8 million, representing a still higher 7.53 percent of assets. The overall increase in the equity to assets ratio from 1996 to 1999 is the result of the Bank's stable yet moderate earnings performance impacted by the Bank's growth in assets. Equity increased 24.8 percent from December 31, 1996, to December 31, 1999, representing an average annual increase of 8.3 percent and increased 7.0 percent for the nine months ended September 30, 2000, or 9.4 percent, annually.


INCOME AND EXPENSE

         Exhibit 6 presents selected operating data for First Bank, reflecting the Bank's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 1998 and 1999 and for the nine months ended September 30, 2000.

         First Bank has witnessed a modest increase in its dollar level of interest income from December 31, 1998, to December 31, 1999. Interest income increased from $11.5 million in 1998 to $11.6 million in 1999. For the nine months ended September 30, 2000, interest income was $9.1 million, representing $12.2 million, annualized.

         The Bank's dollar level of interest expense experienced a modest decrease from fiscal year 1998 to 1999. Interest expense decreased $240,000 or
3.8 percent, from 1998 to 1999, compared to a dollar increase in interest income of $62,000, representing a 0.5 percent increase, for the same time period. Such increase in interest income in 1999, combined with the decrease in interest expense, resulted in a modest dollar increase in annual net interest income of $302,000 or 5.9 percent for the fiscal year ended December 31, 1999, and a modest increase in net interest margin. Net interest income increased from $5,131,000 in 1998, to $5,433,000 in 1999. For the nine months ended September 30, 2000, First Bank's actual net interest income was $3,764,000 or $5.0 million, annualized, which was lower than the $5.4 million for the year ended December 31, 1999, resulting in a decrease in net interest margin. The decrease in net interest margin was the result of a strong increase in interest expense relative to interest income.

         The Bank has made provisions for loan losses in each of the past two fiscal years of 1998 and 1999 and also in the nine months ended September 30, 2000. The amounts of those provisions were determined in recognition of the Bank's levels of nonperforming assets, charge-offs, real estate owned and repossessed assets, the Bank's mix of loans, and industry norms. The loan loss provisions were $674,000 in 1998, $845,000 in 1999 and $585,000 in the nine months ended September 30, 2000. The impact of these loan loss provisions has been to provide First Bank with a general valuation allowance of $1,710,000 at September 30, 2000, or 1.49 percent of gross loans and 74.15 percent of nonperforming loans.

         Total other income or noninterest income indicated a decrease from fiscal year 1998 to 1999. The level of noninterest income in fiscal year 1998 was $2,204,000 or 1.43 percent of assets including $371,991 in brokerage and abstract and title fees and $653,834 in gains on loan sales. The level of noninterest income in 1999 was a lesser $1,860,000, or 1.11 percent of assets, including $351,331 in brokerage and abstract and title fees and a much lower $261,378 in gains on loans sold. The average noninterest income level for the past two fiscal years was $2,032,500 or a 1.26 percent of average assets. In the nine months ended September 30, 2000, noninterest income was $1,983,000 or 1.55 percent of assets on an annualized basis. The Bank had $367,274 in brokerage and abstract and title fees and $481,894 in gains on loans sold. Noninterest income consists primarily of deposit account service charges, customer fees, loan servicing fees, gains on loans sold and other income.

         The Bank's general and administrative expenses or noninterest expenses increased from $5,145,000 for the fiscal year of 1998 to $5,589,000 for the fiscal year ended December 31, 1999. The dollar increase in noninterest expenses was $444,000 from 1998 to 1999, representing an increase of 8.63 percent. The increase was due primarily to increases in data processing expenses and equipment expenses with compensation expenses decreasing. Operating expenses were $4,119,000 for the nine months ended September 30, 2000, or $5,492,000, annualized, reflecting a 1.8 percent decrease from fiscal year 1999. On a percent of average assets basis, operating expenses increased from 3.42 percent of average assets for the fiscal year ended December 31, 1997, to 3.62 percent for the fiscal year ended December 31, 1999. For the nine months ended September 30, 2000, First Bank's ratio of operating expenses to average assets was a lower
3.36 percent.

         The net earnings position of First Bank has indicated profitable performance in each of the past four fiscal years ended December 31, 1996 through 1999, and for the nine months ended September 30, 2000. The annual net income figures for the past two fiscal years of 1998 and 1999 have been $1,035,000 and $710,000, representing returns on average assets of 0.69 percent and 0.46 percent, respectively. For the nine months ended September 30, 2000, net earnings were $723,000, representing an annualized return on average assets of 0.55 percent.

         Exhibit 7 provides the Bank's normalized earnings or core earnings for fiscal years 1998 and 1999 and for the twelve months ended September 30, 2000. The Bank's normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments to income or expenses during the twelve months ended September 30, 2000. In the fiscal year ended December 31, 1999, there were two expense adjustments reducing expenses by $50,000 based on higher data processing and equipment expenses due to Year 2000 costs. There was also an income adjustment to increase gains on loan sales by $258,000. In fiscal year 1998, there were no expense adjustments and one income adjustment to reduce gains on loan sales by $50,000.

         The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on assets decreased from
0.69 percent in fiscal year 1998 to 0.46 percent in fiscal year 1999. It was a slightly higher level for the nine months ended September 30, 2000, of 0.59 percent, annualized, due primarily to the Bank's lower noninterest expenses and higher noninterest income.

         The Bank's average net interest rate spread increased from 3.30 percent in fiscal year 1998 to 3.40 percent in fiscal year 1999. For the nine months ended September 30, 2000, net interest spread was a much lower 2.80 percent, annualized, due primarily to the Bank's rise in its cost of funds. The Bank's net interest margin indicated a similar overall trend, increasing from 3.71 percent in fiscal year 1998 to 3.79 percent in fiscal year 1999 and then decreasing to 3.28 percent for the nine months ended September 30, 2000, annualized. First Bank's average net interest rate spread increased 10 basis points in 1999 to 3.40 percent from 3.30 percent in 1998. The Bank's net interest margin followed a slightly less volatile trend, increasing 8 basis points to 3.79 percent in 1999. For the nine months ended September 30, 2000, First Bank's annualized net interest spread decreased 60 basis points to 2.80 percent, and its net interest margin decreased 51 basis points to 3.28 percent.

         The Bank's return on average equity decreased from 1998 to 1999. The return on average equity decreased from 8.87 percent in 1998 to 5.94 percent in fiscal year 1999. For the nine months ended September 30, 2000, return on average equity was a higher 7.86 percent, annualized, due to the Bank's lower operating expenses resulting in higher earnings.

         First Bank's ratio of interest-earning assets to interest-bearing liabilities increased slightly from 108.97 percent at December 31, 1998, 109.10 percent at December 31, 1999, and then to a higher 110.28 percent at September 30, 2000. The Bank's higher ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank's lower level of fixed assets.

         The Bank's ratio of non-interest expenses to average assets increased from 3.42 percent in fiscal year 1998 to a higher 3.62 percent in fiscal year 1999, due to increases in data processing and equipment expenses. For the nine months ended September 30, 2000, noninterest expenses to assets decreased to
3.36 percent. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 60.0 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 70.1percent in 1998 to 76.6 percent in 1999. The ratio then decreased to 71.7 percent for the nine months ended September 30, 2000.

         Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. First Bank witnessed a decrease in its nonperforming asset ratio from 1998 to 1999, but the ratio still remained higher than the industry norm. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. First Bank's nonperforming assets consist of nonaccruing loans and real estate owned. The ratio of nonperforming assets to total assets was 1.46 percent at December 31, 1998, and decreased to 1.15 percent at December 31, 1999. At September 30, 2000, First Bank's ratio of nonperforming assets to total assets increased to 1.84 percent due to a rise in nonaccruing loans.

         The Bank's allowance for loan losses was 1.29 percent of loans at December 31, 1998, and increased to 1.45 percent at December 31, 1999, and then increased further to 1.50 percent of loans at September 30, 2000. As a percentage of nonperforming loans, First Bank's allowance for loan losses was
71.3 percent in 1998 and 123.5 percent in 1999. At September 30, 2000, the ratio decreased to 74.2 percent, reflective of an increase in nonperforming assets.

         Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 1999 and for the nine months ended September 30, 2000. In fiscal year 1999, net interest income increased $302,000, due to a decrease in interest expense of $240,000 accented by a $62,000 increase in interest income. The increase in interest income was due to an increase due to volume of $477,000 reduced by a decrease due to rate of $415,000. The decrease in interest expense was due to a decrease due to rate of $423,000 reduced by an increase due to a change in volume of $183,000.

         For the nine months ended September 30, 2000, compared to the nine months ended September 30, 1999, net interest income decreased $290,000 due to a $873,000 increase in interest expense reduced by a $583,000 increase in interest income. The increase in interest income was due to a $685,000 increase due to volume reduced by a $102,000 decrease due to rate. The increase in interest expense was the result of an increase due to rate of $595,000 accented by an increase due to volume of $278,000.


YIELDS AND COSTS

         The overview of yield and cost trends for the years ended December 31, 1998 and 1999, for the nine months ended September 30, 1999 and 2000, and at September 30, 2000, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

         First Bank's weighted average yield on its loan portfolio decreased 33 basis points from fiscal year 1998 to 1999, from 9.07 percent to 8.74 percent, and then decreased 20 basis points to 8.54 percent for the nine months ended September 30, 2000, compared to a higher 8.80 percent for the nine months ended September 30, 1999. The yield on investment securities decreased 17 basis points from 6.18 percent in 1998 to 6.01 percent in fiscal year 1999 and then increased 54 basis points to 6.55 percent for the nine months ended September 30, 2000, compared to a lower 5.90 percent for the nine months ended September 30, 1999. The yield on interest-bearing deposits decreased 47 basis points from fiscal year 1998 to 1999, from 3.81 percent to 3.34 percent and then increased 84 basis points to 4.18 percent for the nine months ended September 30, 2000, compared to a lower 3.27 percent for the nine months ended September 30, 1999. The combined weighted average yield on all interest-earning assets decreased 27 basis points to 8.07 percent from 1998 to 1999, reflecting the Bank's lower yield on loans. The yield on interest-earning assets for the nine months ended September 30, 2000, was a still lower 7.96 percent, compared to a higher 8.11 percent for the nine months ended September 30, 1999.

         First Bank's weighted average cost of interest-bearing liabilities decreased 37 basis points to 4.67 percent from fiscal year 1998 to 1999, which was less than the Bank's 27 basis point decrease in yield, resulting in an increase in the Bank's interest rate spread of 10 basis points from 3.30 percent to 3.40 percent from 1998 to 1999. For the nine months ended September 30, 2000, the Bank's cost of funds increased 49 basis points to 5.16 percent, compared to an 11 basis point decrease in yield on interest-earning assets, resulting in a lower net interest rate spread by 60 basis points to 2.80 percent compared to
3.44 percent for the nine months ended September 30, 1999. The Bank's net interest margin increased from 3.30 percent in fiscal year 1998 to 3.40 percent in fiscal year 1999. The Bank's net interest margin for the nine months ended September 30, 2000, then decreased to 3.28 percent compared to a higher 3.85 percent for the nine months ended September 30, 1999. The Bank's net interest spread at September 30, 2000, was a lower 2.43 percent compared to 2.80 percent for the nine months ended September 30, 2000, due to a 47 basis point rise in cost of funds partially reduced by a nine basis point rise in yield on interest-earning assets.


INTEREST RATE SENSITIVITY

         First Bank has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets. First Bank has recognized the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value ("NPV") as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in NPV or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the 1990's to reduce their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. First Bank has responded to the interest rate sensitivity issue by originating adjustable-rate, one- to four-family mortgage loans, commercial real estate loans, agricultural real estate loans, commercial business loans and agricultural production finance loans and short term consumer loans and maintaining a higher available-for-sale investment portfolio.

         The Bank measures its interest rate risk through the use of the calculation of its NPV of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Bank is calculated on a quarterly basis by the Illinois Office of Banks and Real Estate as well as the change in the NPV for the Bank under rising and falling interest rates. Such changes in NPV under changing rates are reflective of the Bank's interest rate risk exposure.

         There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

         Exhibit 11 provides the Bank's NPV as of September 30, 2000, and the change in the Bank's NPV under rising and declining interest rates. Such calculations are provided by the Illinois Office of Banks and Real Estate, and the focus of this exposure table is a 200 basis points change in interest rates either up or down to reflect the Bank's post shock NPV ratio.

         The Bank's change in its NPV at September 30, 2000, based on a rise in interest rates of 200 basis points was a 24.4 percent decrease, representing a dollar decrease in equity value of $3,523,000. In contrast, based on a decline in interest rates of 200 basis points, the Bank's NPV was estimated to increase
32.4 percent or $4,684,000 at September 30, 2000. The Bank's exposure decreases to an 11.2 percent decrease under a 100 basis point instantaneous rise in rates, and the NPV is estimated to increase 22.8 percent based on a 100 basis point decrease in rates.

         The Bank's post shock NPV ratio is 6.55 percent based on a 200 basis point rise in rates and 10.74 percent based on a 200 basis point decrease in rates. The Bank's sensitivity measure is a negative 182 basis points based on a 200 basis point instantaneous increase in rates. The Bank's interest rate risk level is a moderate risk position due primarily to the Bank's lower equity to assets ratio.

         The Bank is aware of its moderate interest rate risk exposure under rapidly rising rates. Due to First Bank's recognition of the need to control its interest rate exposure, the Bank has focused on being more active in the origination of adjustable-rate and shorter term consumer loans and plans to continue this lending strategy.


LENDING ACTIVITIES

         First Bank has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, agricultural real estate loans, commercial loans, consumer loans and agricultural production loans. Exhibit 12 provides a summary of First Bank's loan portfolio, by loan type, at December 31, 1998 and 1999, and at September 30, 2000.

         Residential loans secured by one- to four-family dwellings was the primary loan type representing 40.7 percent of the Bank's gross loans as of September 30, 2000. This share has seen a minimal increase from 39.3 percent at December 31, 1998. The second largest real estate loan type as of September 30, 2000, was agricultural real estate loans, which comprised a moderate 10.4 percent of gross loans compared to 10.2 percent as of December 31, 1998. The third key real estate loan type was commercial and industrial real estate loans, which represented 7.6 percent of gross loans as of September 30, 2000, compared to a modestly lower 6.8 percent at December 31, 1998. These three real estate loan categories represented 58.7 percent of gross loans at September 30, 2000, compared to a lesser 56.3 percent of gross loans at December 31, 1998.

         Commercial business loans represent a relatively large loan category for First Bank. Commercial business loans totaled $7.5 million and represented
6.6 percent of gross loans at September 30, 2000, compared to a lesser 5.3 at December 31, 1998. The Bank has also been actively involved in agricultural production finance lending for many years with this loan category totaling $10.9 million, representing 9.6 percent of gross loans at September 30, 2000, compared to a larger 14.9 percent at December 31, 1998.

         The consumer loan category was the remaining key loan type at September 30, 2000, and represented a strong 26.9 percent of gross loans compared to 20.9 percent at December 31, 1998. Consumer loans was the second largest overall loan type at September 30, 2000, and also in 1998. The Bank originates home improvement loans, automobile loans, savings account loans and secured and unsecured personal loans. The overall mix of loans has witnessed only modest changes from fiscal year-end 1998 to September 30, 2000, with the Bank having decreased its share of agricultural production loans to offset its increase in consumer loans, primarily automobile loans.

         The emphasis of First Bank's lending activity has been the origination of conventional mortgage loans secured by one- to four-family residences with consumer loan originations exceeding one- to four-family loan originations in the first nine months of 2000. Such residences are located in First Bank's primary market area, which includes Clark and Edgar Counties. The Bank's lending market also extends into Vermillion County in Indiana where the Bank's loan office is located. At September 30, 2000, 40.7 percent of First Bank's gross loans consisted of loans secured by one- to four-family residential properties.

         The Bank offers adjustable-rate mortgage loans, ("ARMs") with adjustment periods of one year, three years and five years. The interest rates on ARMs are indexed to the one-year, three-year and five-year U.S. Treasury obligations adjusted to a constant maturity plus a stipulated margin. First Bank also offers an ARM loan with a fixed rate for ten years and then adjusts on an annual basis thereafter. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 6.0 percent for the life of the loan. ARMs are generally underwritten based on the initial rate. The Bank requires that any payment adjustment resulting from a change in the interest rate of ARMs be sufficient to result in full amortization of the loan by the end of the loan term and thus, do not permit any of the increased payment to be added to the principal amount of the loan or so-called negative amortization. First Bank's ARMs normally include a prepayment penalty if the loan is paid off within three years. The majority of ARMs have terms of 15 to 25 years with a maximum term of 30 years.

         The Bank's second mortgage loan product is fixed-rate mortgage loans with only 10.4 percent of First Bank's one- to four-family mortgage loans being fixed-rate loans. The Bank has historically retained only its fixed-rate mortgage loans with terms of 12 years or less and sells the longer term loans in the secondary market. Fixed-rate mortgage loans have a maximum term of 30 years, however, most mortgage loans have actual terms of 10 years to 30 years. Most of the Bank's mortgage loans conform to Freddie Mac underwriting standards with the Bank selling basically all its fixed-rate mortgage loans with a term exceeding twelve years.

         The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 85 percent at First Bank, even though the Bank is permitted to make loans up to a 95 percent loan-to-value ratio. The Bank does make loans up to 95 percent of loan-to-value and does require credit life insurance for the amount in excess of the 85.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

         First Bank has also been an originator of commercial and industrial real estate loans and multi-family loans in the past. The Bank will continue to make multi-family and commercial and industrial real estate loans. The Bank had a total of $8.6 million in commercial and industrial real estate loans and $303,000 in multi-family loans at September 30, 2000, for a combined 7.9 percent of gross loans, compared to a combined $6.1 million or 5.5 percent of gross loans at December 31, 1998. The major portion of commercial and industrial real estate loans are secured by retail stores, restaurants, warehouses, office buildings, and production facilities. Most of the commercial and industrial real estate loans are fully amortizing based on a 20-year life with a term of ten years. The maximum loan-to-value ratio is normally 75 percent.

         The Bank also originates construction loans to individuals for residential construction of their principal residence. First Bank's construction loans are structured as permanent mortgage loans. Interest-only payments are required during the construction period.

         First Bank is actively involved in agriculture real estate loans and has been originating these loans for ten years. Agriculture loans totaled $11.9 million and represented 10.4 percent of the Bank's total loans at September 30, 2000. Agriculture loans are generally secured by farm land in the Bank's market area and have adjustable rates which adjust every one, three or five years in accordance with the Bank's designated index with an amortization period of 20 years. A major share of these loans is sold in the secondary market to Farmer Mac II which is a government subsidized broker.

         First Bank originates commercial business loans to local businesses within the Bank's market area. Commercial business loans totaled $7.5 million at September 30, 2000, and represented 6.6 percent of total loans. Commercial business loans have a five-year term with the rate either fixed for a five-year term or adjustable and tied to the prime rate, with most business loans having adjustable rates. A substantial portion of First Bank's small business loans are secured by security interests in accounts receivable and inventory or other corporate assets such as equipment. In addition, First Bank generally obtains personal guarantees from the principals.

         First Bank originates agricultural production loans to local farmers for the purchase of equipment, seed and other purposes in connection with agricultural production. The Bank's agricultural production loans totaled $10.9 million and represented 9.6 percent of loans at September 30, 2000. Most of the agricultural production loans have adjustable rates. The amount of the loan is based on a five-year business plan and requires a minimum debt service coverage ratio of 1.1. These loans are secured by crops, equipment, receivables and second mortgages on the farm land.

         First Bank has also been very active in consumer lending. Consumer loans originated consist primarily of automobile loans which represented a total of $22.5 million or 83.6 percent of consumer loans at September 30, 2000, up from $15.4 million or 66.7 percent of consumer loans in 1998. Total consumer loans were $26.9 million or 23.7 percent of gross loans at September 30, 2000, and a lesser $23.0 million or 20.9 percent of gross loans in 1998. First Bank does not make indirect automobile loans.

         Exhibit 13 provides a loan maturity schedule and breakdown and summary of First Bank's fixed- and adjustable-rate loans, indicating a strong majority of adjustable-rate loans. At

September 30, 2000, 68.9 percent of the Bank's total loans due after September 30, 2000, were adjustable-rate and 31.1 percent were fixed-rate. The Bank has a higher 18.1 percent of its loans at September 30, 2000, due in one year or less with another 28.9 percent due in one to five years for a combined total of 47.0 percent.

         As indicated in Exhibit 14, First Bank experienced a moderate decrease in its one-to four-family loan originations and a strong decrease in total loan originations from fiscal year 1998 to 1999. Total loan originations in fiscal year 1999 were $68.2 million compared to $90.2 million in fiscal year 1998, reflective of lower levels of one-to four-family loans, agricultural loans, commercial business loans and agricultural production finance loans, with increases in the levels of commercial and industrial loans and automobile loans. The decrease in one- to four-family residential loan originations from 1998 to 1999 of $6.1 million constituted 27.7 percent of the $22.0 million aggregate decrease in total loan originations from 1998 to 1999, with agricultural loans decreasing $4.2 million, commercial business loans decreasing $6.9 million and agricultural production finance loans decreasing $6.7 million from 1998 to 1999.

         Loan originations for the nine months ended September 30, 2000, were $64.2 million, representing a stronger $85.6 million on an annualized basis and indicating a rise in loan origination activity, compared to the nine months ended September 30, 1999, when loan originations totaled $50.1 million or $66.8 million, annualized. Loan originations on one- to four-family residences represented 33.4 percent of total loan originations in fiscal year 1998, and
35.3 percent in fiscal year 1999. One- to four-family loan originations decreased to 25.5 percent of total loan originations for the nine months ended September 30, 2000. Consumer loans represented 22.8 percent of total loan originations in 1998 and a larger 31.7 percent in 1999. For the nine months ended September 30, 2000, these loans represented a lesser 27.4 59.9 percent of total originations. Agricultural loans represented 9.2 percent of total loan originations in 1998 and a lower 6.1 percent in 1999. For the nine months ended September 30, 2000, agricultural loans represented a stronger 23.2 percent of total loan originations, making them the third strongest loan origination category behind consumer loans and one- to four-family loans.

         Overall, loan originations exceeded principal payments, loans sales, loan repayments and other deductions in fiscal 1998 by $7.4 million and then exceeded reductions by a lesser $2.0 million in 1999. For the nine months ended September 30, 2000, loan originations exceeded reductions by a modest $682,000 or $909,000, annualized, with the lower net increase due to higher principal reductions.

NONPERFORMING ASSETS

         First Bank understands asset quality and risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. First Bank has also been faced with much higher levels of nonperforming assets and has made a concerted effort to control its nonperforming assets, recognizing the higher risk nature of its loan portfolio.

         Exhibit 15 provides a summary of First Bank's delinquent loans at September 30, 2000, indicating a higher level of delinquent loans relative to the industry. The Bank had $2,306,000 or 2.09 percent of gross loans delinquent 90 days or more at September 30, 2000, with $541,000 in single-family loans and $1,493,000 in agricultural production finance loans. Loans delinquent 60 to 89 days totaled $1,625,000 at September 30, 2000, or 1.43 percent of gross loans with $910,000 in one-to four-family loans, $264,000 in agricultural production loans and $353,000 in agricultural loans. At September 30, 2000, delinquent loans of 60 days or more totaled $3,931,000 or a strong 3.54 percent of gross loans compared to a similar $3,138,000 in nonperforming assets.

         First Bank's board reviews all loans delinquent 30 days or more on a monthly basis to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends the borrower a late payment notice. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will commence foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Most loans delinquent 90 days or more are placed on a non-accrual status, and at that point in time the Bank pursues foreclosure procedures.

         Exhibit 16 provides a summary of First Bank's nonperforming assets at September 30, 2000, and at December 31, 1998 and 1999. Nonperforming assets consist of loans 90 days or more past due, nonaccruing loans and real estate owned with the Bank not having any loans 90 days or more past due, only nonaccruing loans. The Bank had real estate owned totaling $832,000 at September 30, 2000, up from $267,000 at December 31, 1998. The Bank also had $294,000 in troubled debt restructurings at September 30, 2000, compared to zero in 1998, with troubled debt restructurings not included in nonperforming assets. The Bank historically has carried a much higher level of nonperforming assets. First Bank's level of nonperforming assets ranged from a high dollar amount of $3,138,000 or 2.76 percent of total loans at September 30, 2000, to a low dollar amount of $1,929,000 or 1.72 percent of loans at December 31, 1999. The Bank's nonperforming assets totaled $2,252,000 at December 31, 1998, representing 2.04 percent of loans.

         First Bank's level of nonperforming assets was below its level of classified assets. The Bank's level of classified assets was $4,081,000 or 2.39 percent of assets at September 30, 2000 (reference Exhibit 17). The Bank's classified assets consisted of $3,200,000 in substandard assets, with $479,000 classified as doubtful and $402,000 classified as loss.

         Exhibit 18 shows First Bank's allowance for loan losses at September 30, 2000, and for fiscal years ended 1998 and 1999, indicating the activity and the resultant balances. First Bank has witnessed a moderate increase in its balance of allowance for loan losses from $1,416,000 in 1998 to $1,584,000 in 1999. The balance in allowance for loan losses then increased further to $1,710,000 at September 30, 2000, with provisions of $674,000 in 1998, $845,000 in 1999, and $585,000 in the first nine months ended September 30, 2000. The Bank had net charge-offs of $224,000 in 1998, $677,000 in 1999, and $459,000 for the nine months ended September 30, 2000. The Bank's ratio of allowance for loan losses to gross loans was 1.29 percent at December 31, 1998, and a modestly higher 1.45 percent at December 31, 1999. The allowance for loan losses to gross loans increased to 1.50 percent of loans at September 30, 2000, impacted by the Bank's minimal increase in loans. Allowance for loan losses to nonperforming loans was 71.3 percent at December 31, 1998, and a higher 74.2 percent at September 30, 2000, reflecting the increase in nonperforming losses.


INVESTMENTS

         The investment and securities portfolio, excluding interest-bearing deposits and FHLB stock of First Bank, has been comprised of Federal agency securities, state and municipal securities, mortgage-backed securities and other securities. Exhibit 19 provides a summary of First Bank's investment portfolio at December 31, 1998 and 1999, and at September 30, 2000, excluding interest-bearing deposits and FHLB stock. Investment securities totaled $37.5 million at September 30, 2000, compared to $33.4 million at December 31, 1999, and $24.2 million at December 31, 1998, with all of the securities classified available-for-sale. The primary component of investment securities at September 30, 2000, was Federal agency securities representing 43.0 percent of investments compared to 58.8 percent at December 31, 1998. The Bank also had interest-bearing deposits totaling $4.1 million at September 30, 2000, and a larger $5.5 million at December 31, 1998. The Bank had $1,449,900 in FHLB stock at September 30, 2000, and a lesser $625,000 at December 31, 1998. The weighted average yield on investment securities was 6.37 percent and 6.51 percent for interest-bearing deposits for the nine months ended September 30, 2000.

DEPOSIT ACTIVITIES

         The change in the mix of deposits from December 31, 1998, to September 30, 2000, is provided in Exhibit 20, and certificates by maturity are shown in
Exhibit 21. There has been a minimal change in total deposits but a moderate change in the deposit mix during this period. Total deposits have increased from $128.3 million at December 31, 1998, to $129.2 million at September 30, 2000, representing an increase of only $816,000. Certificates of deposit have decreased from $83.9 million or 65.4 percent of deposits at December 31, 1998, to $73.4 million or 56.9 percent at September 30, 2000, representing a decrease of $10.5 million. The decrease in certificates was due to a decline in shorter term certificates which were transferred to the Bank's new, higher rate Investor Checking Account. Passbook savings have decreased from $10.9 million at December 31, 1998, to $7.7 million at September 30, 2000. The decrease in passbook savings accounts and certificates of deposit was offset by a rise in demand deposits due to the Bank's new higher rate Investor Checking Account.

         Certificates of deposit witnessed a decrease in their share of average deposits, declining from a higher 65.4 percent of deposits at December 31, 1998, to a lower 56.9 percent of deposits at September 30, 2000. This decrease is in contrast to the industry norm of a rise in the share of certificates. The major component of certificates had rates between 4.00 percent and 5.99 percent and represented 50.1 percent of certificates at September 30, 2000. At December 31, 1998, the major component of certificates was also the 4.00 percent to 5.99 percent category with a stronger 75.1 percent of certificates. The category witnessing the strongest growth from December 31, 1998, to September 30, 2000, was certificates with rates between 6.00 percent and 7.99 percent, which increased $15.6 million during this time period or 74.9 percent. This increase was partially the result of a decrease in the certificates with rates between
4.00 percent and 5.99 percent, which declined $26.2 million.

         Exhibit 22 shows the Bank's deposit activity for the two years ended December 31, 1998 and 1999, and for the nine months ended September 30, 2000. Excluding interest credited, First Bank experienced a net increase in deposits in fiscal year 1998, in fiscal year 1999 and in the nine months ended September 30, 2000. Including interest credited, there were net increases in deposits in 1998 and for the nine months ended September 30, 2000. In fiscal year 1998, a net increase in deposits of $8.9 million resulted in a 7.4 percent increase in deposits including interest credited and in 1999, there was a net decrease of $1.8 million or 1.4 percent. For the nine months ended September 30, 2000, a net increase in deposits of $2.6 million produced a net rise of 2.0 percent, or 2.7 percent, annualized.


BORROWINGS

         First Bank has made periodic use of FHLB advances from December 31, 1998 to September 30, 2000. The Bank had $27.5 million in short and long-term FHLB advances at September 30, 2000, with an average rate of 6.40 percent compared to a lesser $12.5 million at December 31, 1998, with an average rate of
6.10 percent. FHLB advances represented 16.1 percent of assets at September 30, 2000, compared to 8.1 percent at December 31, 1998.


SUBSIDIARIES

         First Bank had three wholly-owned subsidiaries at September 30, 2000, Community Finance Center, ECS Service Corporation, and First Charter Service Corporation. The Bank's combined equity investment in the three subsidiaries is $550,000. The Bank's first subsidiary, First Charter First Charter Service Corporation provides investment services including the sale of annuities, mutual funds, stocks and bonds, etc. The Bank's broker-dealer is Prime Vest Financial Services. The Bank's second subsidiary is ECS Service Corporation which operates as Edgar County Title Company providing title services in both Clark and Edgar Counties and also offers title insurance through Chicago Title and TICOR. The Bank's third subsidiary is Community Finance Center which originates and purchases retail installment loans and operates out of a separate offices in Paris and Marshall.


OFFICE PROPERTIES

         First Bank had two offices at September 30, 2000, located in Paris and Marshall (reference Exhibit 24). First Bank owns its two retail offices. The Bank also has an operations center in Paris located in a second office facility. The Bank's investment in its office premises totaled $1.4 million or 0.82 percent of assets at September 30, 2000, and the Bank's investment in fixed assets was $2.6 million or 1.5 percent at September 30, 2000.


MANAGEMENT

         The president, chief executive officer, and managing officer of First Bank is Terry J. Howard, who is also a director. Mr. Howard joined the Bank in 1988 as Executive Vice President. He became President of the Bank in June 1999 and was appointed a director in November 2000. Prior to working at First Bank, Mr. Howard worked at Mutual Federal Savings and Loan Association from 1982 to 1988. Mr. Howard worked as Vice President and chief financial officer for Mutual Federal Savings and Loan Association. Mr. Howard has a Bachelor's degree in management and finance and a Master's in Business Administration from Indiana State University.

II. DESCRIPTION OF PRIMARY MARKET AREA

         First Bank & Trust's primary retail market area encompasses all of Clark County and Edgar County, Illinois ("primary market area") where the Bank's offices are located. The Bank has two offices, with one office in Clark County and one office in Edgar County. The Clark County branch office is in Marshall, and the Edgar County office is the home office located in Paris.

         The primary market area is characterized by much lower than average levels of income and housing values when compared to Illinois and the United States; however, unemployment rates in Clark and Edgar Counties have been similar to or slightly lower than Illinois and national unemployment rates. Further, Clark County's and Edgar County's unemployment rates have decreased over the past few years at a faster pace than Illinois or the United States. The market area's strongest employment categories are the services industry, the manufacturing industry and the wholesale/retail trade industry.

         Exhibit 26 provides a summary of key demographic data and trends for the primary market area, Clark and Edgar Counties, Illinois and the United States. Overall, from 1990 to 2000, population increased in Clark County as well as in Illinois and the United States, but decreased in the Bank's home office county of Edgar. The population increased by 1.3 percent for the primary market area, by 4.3 percent in Clark County, 6.6 percent in Illinois and 10.7 percent in the United States while decreasing slightly, by 1.2 percent, in Edgar County from 1990 to 2000. Future population projections indicate that population will decrease in the market area by 1.4 percent through the year 2005 and decrease
4.1 percent in Edgar County but increase by 1.8 percent in Clark County, increase 2.4 percent in Illinois and increase 4.5 percent in the United States.

         Consistent with its modestly rising trend in population, the market area witnessed an increase in households (families) of 3.2 percent from 1990 to 2000. During that same time period, the number of households increased in Clark County by 5.9 percent, increased in Edgar County by 1.1 percent, increased by
7.1 percent in Illinois and increased 12.5 percent in the United States. By the year 2005, the market area's households are projected to decrease by 0.4 percent, while the number of households are expected to increase by 2.5 percent in Clark County, decrease by 2.9 percent in Edgar County, increase by 2.6 percent in Illinois and by 5.3 percent in the United States.

         In 1990, the per capita income in the primary market area and Clark and Edgar Counties was lower than the per capita income in both Illinois and the United States. The primary market area had a 1990 per capita income of $11,183, Clark County had a 1990 per capita income of $11,176, and Edgar County's per capita income was $11,190, compared to a higher $15,201 in Illinois and the United States at $12,313. From 1990 to 2000, per capita income increased in all areas, with the United States having the greatest percent increase. The primary market area's per capita income increased from 1990 to 2000 by 56.3 percent to $17,483, by 52.0 percent in Clark County to $16,989 and by 60.6 percent in Edgar County to $17,976. Illinois' per capita income increased by 59.0 percent to a higher $24,170. Per capita income in the United States increased by a larger
80.0 percent to $22,162.

         The 1990 median household income in the primary market area of $22,469 was much lower than the median household income in Illinois and the United States. Clark County had a 1990 median household income of $23,281, which was higher than Edgar County's median household income of $21,657, but lower than Illinois' much higher median household income of $32,252 and the United States' median household income of $28,525. From 1990 to 2000, median household income increased in all areas, with Clark County indicating the highest rate of increase and Edgar County the lowest, but all indicating similar rates of change. Median household income increased by 46.2 percent to $32,844 in the primary market area, by 49.9 percent to $34,902 in Clark County, by 42.0 percent to $30,754 in Edgar County, compared to a 43.4 percent increase to $46,248 in Illinois and a 46.9 percent increase to $41,914 in the United States. From 2000 to 2005, median household income is projected to increase by 21.8 percent in the primary market area, by 19.7 percent in Clark County, by 24.2 percent in Edgar County, while increasing by 14.7 percent in Illinois and 17.2 percent in the United States. Based on those rates of increase, by 2005, median household income is expected to be $39,994 in the primary market area, $41,781 in Clark County, $38,207 in Edgar County, $53,055 in Illinois, and $49,127 in the United States.

         Exhibit 27 provides a summary of key housing data for the primary market area, Clark and Edgar Counties, Illinois and the United States. The primary market area had a higher than average rate of owner-occupancy of 75.3 percent, higher than both Illinois and the United States, with Clark County at the highest rate of 78.2 percent and Edgar County at 72.8 percent. Illinois had an owner-occupancy rate of 64.2 percent, and the United States had an identical owner-occupancy rate of 64.2 percent. As a result, the primary market area supports a lower than average rate of renter-occupied housing at 24.7 percent, with rates of 21.8 percent in Clark County and 27.2 percent in Edgar County, compared to 35.8 percent for Illinois and 35.8 percent for the United States.

         In 1990, the primary market area's median housing value of $34,050 was based on $34,300 in Clark County and $33,800 in Edgar County, all much lower than both Illinois' and the United States' median housing values. Illinois' median housing value of $80,100 is 135.2 percent higher than the primary market area's median housing value. The United States' $79,098 median housing value is the second highest of all areas and is 132.3 percent higher than the primary market area. The average median rent of the primary market area was $273 and only surpasses the median rent of Clark County, at $264. Edgar County had a median rent of a slightly higher $283, Illinois' median rent value was a much higher $445 and the United States had a median rent of $374.

         In 1990, the major source of employment by industry group, based on number of employees, for the primary market area overall was the services industry at 30.4 percent, responsible for 29.2 percent of jobs in Clark County and 31.6 percent of jobs in Edgar County. Illinois and the United States had percentages of workers in the services industry of 35.8 percent and 34.0 percent, respectively (reference Exhibit 28). The manufacturing group was the second major employer in the primary market area at 21.2 percent and also the second leading employer at 21.3 percent in Clark County and 21.1 percent in Edgar County. In Illinois and the United States, the wholesale/retail trade group was the second major employer with 21.4 percent and 27.5 percent, respectively. The wholesale/retail group was the third major overall employer in the primary market area at 20.0 percent and was at 21.0 percent in Clark County and 19.0 percent in Edgar County. In Illinois and the United States, the manufacturing group was the third major employer, responsible for 19.5 percent and 19.2 percent, respectively. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 28.5 percent of employment in Clark County, 28.3 percent of employment in Edgar County, 23.3 percent of employment in Illinois and 19.3 percent in the United States.

         The major employers in Edgar County were mostly in the manufacturing sector. The two largest employers in Edgar County are Simonton Windows and Paris Metal Products, LLC.

EMPLOYER                                    EMPLOYEES                  PRODUCT/SERVICE
--------                                    ---------                  ---------------
Arkay Industries                               220                     Mold injection
Grain Systems Inc.                             225                     Hog feeders
Meco, Inc.                                     200                     Metal fabrications
Simonton Windows                               475                     Window manufacturing
Paris Metal Products, LLC                      240                     Metal fabrications
Heartland Pork Enterprises                     200                     Pork production
Paris Community Hospital                       200                     Healthcare
District #95                                   200                     Services


         The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in the primary market area, Clark and Edgar Counties, Illinois and the United States in 1997, 1998, 1999 and through August 2000. The primary market area and both counties have been characterized by similar unemployment rates compared to both Illinois and the United States. In 1997, Clark County had an unemployment rate of 4.7 percent and Edgar County had an unemployment rate of 4.6 percent compared to unemployment rates of 4.7 percent in Illinois and 4.9 percent in the United States. The primary market area's unemployment rate decreased in 1998. Edgar County's decreased to 4.5 percent, Clark County's also decreased to 4.5 percent, compared to an identical
4.5 percent in both Illinois and the United States. In 1999, unemployment rates decreased in all areas with Clark County at 3.9 percent, Edgar County at 4.2 percent, Illinois at 4.3 percent and the United States at 4.2 percent. By August 2000, the primary market area again decreased its rate of unemployment to 3.8 percent, while Clark County decreased to 3.9 percent unemployment rate and Edgar County's rate decreased to 3.7 percent. Illinois remained at 4.3 percent and the United States remained at 4.2 percent.

         Exhibit 30 provides deposit data for banks and thrifts in the primary market area. First Bank's deposit base in the primary market area was $122.0 million or a 100.0 percent share of the $122.0 million total thrift deposits and a 20.4 percent share of the total deposits, which were $597.7 million as of September 30, 2000. It is evident from the size of the thrift deposits and bank deposits that the primary market area has a modest deposit base, with First Bank having a total market penetration for thrift deposits and an above average share of market penetration of total deposits.

         Exhibit 31 provides interest rate data for each quarter for the years 1996 through 1999 and for the first three quarters of 2000. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a recently rising trend in 1999 through June 30, 2000. This rising trend reversed in the third quarter of 2000 with treasury rates dropping in the third quarter of 2000. Rates on one-year T-bills have increased noticeably in 1999 and have increased overall in 2000.


SUMMARY

         To summarize, the primary market area represents an area with minimal growth or stagnant population and household trends during the mid 1990s. Such lack of growth is projected to continue. The primary market area displayed a noticeably lower per capita income and median housing value than both Illinois and the United States. The primary market area also had a much lower median household income when compared to Illinois and the United States. The median rent levels of Clark and Edgar Counties were 65.6 percent lower and 57.8 percent lower than Illinois' median rent, respectively. The primary market area has had similar unemployment rates when compared to both Illinois and the United States with unemployment rates having decreased in all areas over the past three years. Finally, the primary market area is a moderately competitive financial institution market dominated by banks, with a strong presence of thrifts, and a total market deposit base for banks and thrifts in the primary market area that is $597.7 million in deposits.

III.  COMPARABLE GROUP SELECTION

INTRODUCTION

         Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group." This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Illinois.

         Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 277 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 107 publicly-traded Midwest thrifts ("Midwest thrifts") and the 14 publicly-traded thrifts in Illinois ("Illinois thrifts"), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2000, and November 17, 2000.

         The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of First Bank as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of First Bank's basic operation.

         Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.


GENERAL PARAMETERS

MERGER/ACQUISITION

         The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

         INSTITUTION                                      STATE
         -----------                                      -----
         Marion Capital Holdings                          Indiana
         Cameron Financial Corp.                          Missouri
         Hardin Bancorp, Inc.                             Missouri
         Delphos Citizens Bancorp, Inc.                   Ohio
         Market Financial Corp.                           Ohio


         There is are no pending merger/acquisition transaction involving thrift institutions in First Bank's city, county or market area, as indicated in
Exhibit 35.


MUTUAL HOLDING COMPANIES

         The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 30 publicly-traded mutual holding companies as well between those 30 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.
Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 30 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

         INSTITUTION                                   STATE
         -----------                                   -----
         Webster City Fed. Bancorp, MHC                Iowa
         Jacksonville Savings Bank, MHC                Illinois
         Wayne Savings Bancshares, MHC                 Ohio


TRADING EXCHANGE

         It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 307 publicly-traded, FDIC-insured institutions, including 30 mutual holding companies, 12 are traded on the New York Stock Exchange, 30 are traded on the American Stock Exchange and 265 are listed on NASDAQ.


IPO DATE

         Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of November 17, 2000, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to June 30, 1999.


GEOGRAPHIC LOCATION

         The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to First Bank, including the New England, western, southwestern and southeastern states.

         The geographic location parameter consists of Illinois and its surrounding states of Wisconsin, Indiana, Kentucky, Missouri and Iowa, as well as the states of Michigan and Ohio, for a total of eight states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.


ASSET SIZE

         Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $400 million or less, due to the general similarity of asset mix and operating strategies of institutions in this asset range, compared to First Bank, with assets of approximately $170.5 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

         In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

         Exhibits 38 and 39 show the 55 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund and, following the recapitalization of the SAIF in 1996, deposit insurance premiums assessed by the two funds are now similar.


BALANCE SHEET PARAMETERS

INTRODUCTION

         The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

         1.        Cash and Investments/Assets
         2.        Mortgage-Backed Securities/Assets
         3.        One- to Four-Family Loans/Assets
         4.        Total Net Loans/Assets
         5.        Total Net Loans and Mortgage-Backed Securities/Assets
         6.        Borrowed Funds/Assets
         7.        Equity/Assets

         The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from First Bank with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from First Bank. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.


CASH AND INVESTMENTS TO ASSETS

         First Bank's ratio of cash and investments to assets was 18.73 percent at September 30, 2000, and reflects a share of investments generally in line with national and regional averages. The Bank's investments consist primarily of federal agency and municipal securities, interest-bearing deposits and FHLB stock. For its most recent five fiscal years, First Bank's average ratio of cash and investments to assets was a similar 19.0 percent, from a high of 23.4 percent at December 31, 1996, to a low of 14.9 percent at March 31, 1996, indicating a fairly constant ratio with only modest fluctuation. It should be noted that, for the purposes of comparable group selection, First Bank's $1.4 million balance of Federal Home Loan Bank stock at September 30, 2000, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

         The parameter range for cash and investments relates to the Bank's historically volatile ratio as well as overall industry volatility of this parameter as institutions exercise varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 30.0 or less of assets, with a midpoint of 15.0 percent.


MORTGAGE-BACKED SECURITIES TO ASSETS

         First Bank had mortgage-backed securities representing 9.4 percent of assets at September 30, 2000, and a five fiscal year average of 7.9 percent, compared to the current regional average of 8.1 percent of assets and the national average of 10.2 percent of assets for publicly-traded thrifts. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is relatively broad at 20.0 percent or less of assets and a midpoint of 10.0 percent.


ONE- TO FOUR-FAMILY LOANS TO ASSETS

         First Bank's lending activity is focused on the origination of permanent residential mortgage loans secured by one- to four-family dwellings. Such one- to four-family loans, including construction loans, represented 27.1 percent of the Bank's assets at September 30, 2000, which is considerably lower than both the national average of 47.1 percent and the 53.0 percent average for savings institutions in the Midwest. Although one- to four family loans constitutes the Bank's largest individual loan category, its larger than average shares of agriculture related loans in its rural market area resulted in a ratio of one- to four-family loans being lower than the regional and national averages. The parameter for this characteristic requires any comparable group institution to have from 25.0 percent to 65.0 percent of its assets in one- to four-family loans with a midpoint of 45.0 percent.


TOTAL NET LOANS TO ASSETS

         At September 30, 2000, First Bank had a ratio of total net loans to assets of 65.2 percent and a similar five fiscal year average of 67.7 percent, both of which are lower than the national average of 70.8 percent and the regional average of 75.1 percent for publicly-traded thrifts. The parameter for the selection of the comparable group is from 50.0 percent to 92.0 percent with a midpoint of 71.0 percent. The broadness of the range recognizes the Bank's historical ratios and the fact that, as the referenced national and regional averages indicate, many larger institutions purchase a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to First Bank.


TOTAL NET LOANS AND MORTGAGE-BACKED SECURITIES TO ASSETS

         As discussed previously, First Bank had a 65.2 percent ratio of total net loans to assets and had mortgage-backed securities equal to 9.4 percent of assets at September 30, 2000, for a combined share of 74.6 percent of assets. Recognizing the industry and regional ratios of 10.2 percent and 8.1 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 70.0 percent to 95.0 percent, with a midpoint of 82.5 percent.


BORROWED FUNDS TO ASSETS

         First Bank had a $27.5 million balance of borrowed funds at September 30, 2000, consisting of FHLB advances, representing 16.2 percent of assets. At June 30, 2000, the Bank's borrowed funds were $25.0 million or a similar 15.1 percent of assets, and its five fiscal year average was a lower 13.1 percent with an increasing share since December 31, 1998, as the Bank made greater use of borrowings to fund its asset growth. The institutional demand for borrowed funds increased in 1996 and 1997 due to the difficulty in competing for deposits, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

         The parameter range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent, lower than the national averages of 22.3 percent for publicly-traded thrifts and 29.9 percent for all FDIC-insured savings institutions.


EQUITY TO ASSETS

         First Bank's equity to assets ratio as of September 30, 2000, was 7.5 percent. After conversion, based on the midpoint value and public offering of $10.5 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, First Bank's equity to assets ratio is projected to stabilize in the area of 10.5 percent to 11.0 percent. The consolidated pro forma equity to assets ratio for the Corporation is projected to be 11.9 percent following conversion. Based on those equity ratios, we have defined the equity ratio parameter to be from 6.0 percent to 15.0 percent with a midpoint ratio of 10.5 percent.

PERFORMANCE PARAMETERS

INTRODUCTION

         Exhibit 39 presents five parameters identified as key indicators of First Bank's earnings performance and the basis for such performance both historically and during the four quarters ended September 30, 2000. The primary performance indicator is the Bank's return on average assets (ROAA). The second performance indicator is the Bank's return on average equity (ROAE). To measure the Bank's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to assets. The final performance indicator is the Bank's ratio of operating expenses or noninterest expenses to assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.


RETURN ON AVERAGE ASSETS

         The key performance parameter is the ROAA. For the twelve months ended September 30, 2000, First Bank's ROAA was 0.58 percent based on net earnings after taxes and 0.54 percent based on core or normalized earnings after taxes, as detailed in Item I of this report and presented in Exhibit 7. The Bank's ROAA over its prior four fiscal years, based on net earnings, has ranged from a low of 0.42 percent in 1996 to a high of 0.90 percent in 1997, with an average ROAA of 0.61 percent. The consolidated ROAA for the Bank and the Corporation on a pro forma basis at the time of conversion is projected to be 0.62 percent based on core income at the midpoint valuation.

         For consistency and in recognition of the differences between net and core income for many institutions, we have elected to base our ROAA analysis and comparison on core or normalized income for both First Bank and the comparable group. Considering the historical, current and projected earnings performance of First Bank, the range for the ROAA parameter based on core income has been defined as 0.40 percent to a high of 0.90 percent with a midpoint of 0.65 percent.

RETURN ON AVERAGE EQUITY

         The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

         The consolidated ROAE for the Bank and the Corporation on a pro forma basis at the time of conversion will be 5.22 percent based on core income at the midpoint valuation. Prior to conversion, the Bank's ROAE for the twelve months ended September 30, 2000, was 7.73 percent based on net income and 7.18 percent based on core income, with a four fiscal year average net ROAE of 8.77 percent. The parameter range for the comparable group, based on core income, is from 4.0 percent to 12.0 percent with a midpoint of 8.0 percent.


NET INTEREST MARGIN

         First Bank had a net interest margin of 3.37 percent for the twelve months ended September 30, 2000, representing net interest income as a percentage of average interest-earning assets. The Bank's range of net interest margin for the four previous fiscal years has been generally constant, from a low of 3.63 percent in 1996 to a high of 3.79 percent in 1999 with a four year average of 3.72 percent and a generally stable trend since 1996 with relatively mild fluctuation.

         The parameter range for the selection of the comparable group is from a low of 2.75 percent to a high of 4.00 percent with a midpoint of 3.38 percent.


OPERATING EXPENSES TO ASSETS

         For the twelve months ended September 30, 2000, First Bank had a significantly higher than average 3.34 percent ratio of operating expense to average assets. The Bank's operating expenses indicated little change from 3.38 percent December 31, 1996, with their ratio to average assets fluctuating from a low of 3.09 percent in 1997 to a high of 3.62 percent in 1999, for a four fiscal year average of 3.38 percent.

         The operating expense to assets parameter for the selection of the comparable group is from a low of 2.25 percent to a high of 4.00 percent with a midpoint of 3.13 percent.


NONINTEREST INCOME TO ASSETS

         Including significant gains on the sale of loans during its last four fiscal years and the twelve months ended September 30, 2000, First Bank has consistently experienced a greater than average dependence on noninterest income as a source of additional income compared to publicly-traded savings institutions. The Bank's ratio of noninterest income to average assets was 1.50 percent for the twelve months ended September 30, 2000, including a $584,000 gain on the sale of loans. First Bank's average annual ratio of noninterest income for the past four calendar years has been 1.25 percent of average assets since fiscal year 1996, with annual ratios ranging from 1.12 percent in 1996 to
1.47 percent in 1998.

         The range for this parameter for the selection of the comparable group is 2.00 percent or less of average assets, with a midpoint of 1.00 percent.

ASSET QUALITY PARAMETERS

INTRODUCTION

         The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of First Bank. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.


NONPERFORMING ASSETS TO ASSETS

         First Bank's ratio of nonperforming assets to assets was 1.84 percent at September 30, 2000, which is higher than both the national average of 0.51 percent for publicly-traded thrifts and the Midwest regional average of 0.55 percent, and also higher than its 1.44 percent ratio at June 30, 2000. For the four years ended December 31, 1996 to 1999, the Bank's ratio fluctuated from a low of 0.57 percent at December 31, 1997, to a high of 1.46 percent at December 31, 1998, with a five year average of 0.98 percent and an increasing trend.

         The parameter range for nonperforming assets to assets has been defined as 2.50 percent of assets or less with a midpoint of 1.25 percent.


REPOSSESSED ASSETS TO ASSETS

         First Bank had a 0.49 percent ratio of repossessed assets to total assets at September 30, 2000, compared to a lower ratio of 0.38 percent at December 31, 1999, and a four fiscal year average of 0.26 percent. National and regional averages were 0.11 percent and 0.10 percent, respectively, for publicly-traded savings institutions and 0.10 for all FDIC-insured savings institutions at the end of their most recent quarters.

         The range for the repossessed assets to total assets parameter is 0.80 percent of assets or less with a midpoint of 0.40 percent.


LOANS LOSS RESERVES TO ASSETS

         First Bank had an allowance for loan losses of $1,710,000, representing a loan loss allowance to total assets ratio of 1.00 percent at September 30, 2000, which is slightly higher than its 0.94 percent ratio at December 31, 1999, and its ratio of 0.92 percent at December 31, 1998. For its previous four fiscal years, the Bank's loan loss reserve averaged 0.79 percent of assets from a low of 0.63 percent in 1996 to a high of 0.94 percent in 1999, indicating increasing ratios consistently and significantly higher than the industry average.

         The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.


THE COMPARABLE GROUP

         With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $71.2 million to $275.8 million with an average asset size of $172.3 million and have an average of 4.1 offices per institution. One of the comparable group institutions was converted in 1992, one in 1993, two in 1994, three in 1995, two in 199 and one in 1997. All of the comparable group institutions are traded on NASDAQ and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 9.4 percent, which is 9.5 percent lower than all publicly-traded thrift institutions in the United States and 17.1 percent lower than publicly-traded thrift institutions in Illinois; and for the most recent four quarters indicated a core return on average assets of 0.71 percent, lower than all publicly-traded thrifts at 0.79 percent and publicly-traded Illinois thrifts at 0.80 percent.

IV.  ANALYSIS OF FINANCIAL PERFORMANCE

         This section reviews and compares the financial performance of First Bank to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Illinois thrifts, as well as to the ten institutions constituting First Bank's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

         As presented in Exhibits 43 and 44, at September 30, 2000, First Bank's total equity of 7.53 percent of assets was lower than the 9.44 percent for the comparable group, the 10.43 for all thrifts, the 11.70 percent for Midwest thrifts and the 11.38 percent ratio for Illinois thrifts. The Bank had a 65.16 percent share of net loans in its asset mix, lower than the comparable group at
78.31 percent, all thrifts at 70.79 percent and Midwest thrifts at 75.10 percent and Illinois thrifts at 70.47 percent. First Bank's share of net loans, lower than industry averages, is primarily the result of its higher 18.73 percent share of cash and investments and average 9.41 percent share of mortgage-backed securities.. The comparable group had a lower 11.60 percent share of cash and investments and a 6.34 percent share of mortgage-backed securities. All thrifts had 10.21 percent of assets in mortgage-backed securities and 15.06 percent in cash and investments. First Bank's 75.77 percent share of deposits was moderately higher than the comparable group and the three geographic categories, reflecting the Bank's lower 16.15 percent ratio of borrowed funds to assets. The comparable group had deposits of 70.90 percent and borrowings of 18.47 percent. All thrifts averaged a 65.61 percent share of deposits and 22.27 percent of borrowed funds, while Midwest thrifts had a 65.24 percent share of deposits and a 21.58 percent share of borrowed funds. The fourteen Illinois thrifts averaged a 65.35 percent share of deposits and a 21.90 percent share of borrowed funds. First Bank had intangible assets in the form of mortgage servicing rights equal to 0.94 percent of total assets at September 30, 2000, compared to 0.05 percent for the comparable group, 0.37 percent for all thrifts, 0.26 percent for Midwest thrifts and 0.21 percent for Illinois thrifts.

         Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for First Bank in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

         As shown in Exhibit 47, for the twelve months ended September 30, 2000, First Bank had a yield on average interest-earning assets higher than the comparable group, all thrifts, Midwest thrifts and the fourteen Illinois thrifts. The Bank's yield on interest-earning assets was 7.97 percent compared to the comparable group at 7.66 percent, all thrifts at 7.64 percent, Midwest thrifts at 7.59 percent and Illinois thrifts at 7.28 percent.

         The Bank's cost of funds for the twelve months ended September 30, 2000, was similar to the comparable group and Illinois thrifts, but lower than the national and regional averages for publicly-traded thrifts. First Bank had an average cost of interest-bearing liabilities of 4.63 percent compared to 4.66 percent for the comparable group, 4.79 percent for all thrifts, 4.88 percent for Midwest thrifts and 4.64 percent for Illinois thrifts. The Bank's higher yield on interest-earning assets in conjunction with its generally average cost of interest-bearing liabilities, resulted in net interest income of 3.12 percent of average total assets, which was lower than the comparable group at 3.20 percent, virtually identical to all thrifts at 3.13 percent and very modestly higher than Midwest thrifts at 3.08 percent and Illinois thrifts at 3.03 percent. First Bank demonstrated a net interest margin of 3.37 percent for the twelve months ended September 30, 2000, based its ratio of net interest income to average interest-earning assets, which was slightly higher than the comparable group ratio of 3.34 percent. All thrifts averaged a modestly lower 3.32 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.22 percent. Illinois thrifts were moderately lower at 3.14 percent.

         First Bank's major source of income is interest earnings, as is evidenced by the operations ratios presented in Exhibit 46. The Bank took a $816,000 provision for loan losses during the twelve months ended September 30, 2000, representing a significant 0.49 percent of average assets and reflecting the Bank's recognition of its higher charge-offs and its lower ratio of reserves for loan losses to nonperforming assets. The comparable group indicated a provision representing 0.08 percent of assets, with all thrifts at 0.13 percent, Midwest thrifts at 0.14 percent and Illinois thrifts at 0.10 percent.

         The Bank's non-interest income was $2,469,000 or 1.50 percent of average assets for the twelve months ended September 30, 2000, including its $584,000 gain on the sale of assets. Such non-interest income ratio was considerably higher than the comparable group at 0.50 percent, all thrifts at
0.55 percent, Midwest thrifts at 0.51 percent and Illinois thrifts at 0.36 percent. For the twelve months ended September 30, 2000, First Bank's operating expense ratio was 3.34 percent of average assets, which was significantly higher than the comparable group at 2.53 percent, all thrifts at 2.35 percent, Midwest thrifts at 2.27 percent and Illinois thrifts at 2.09 percent.

         The overall impact of First Bank's income and expense ratios is reflected in the Bank's net income and return on assets. For the twelve months ended September 30, 2000, the Bank had an ROAA of 0.58 percent based on net income and a lower ROAA of 0.54 percent based on core income, as indicated in
Exhibit 7. For its most recent four quarters, the comparable group had a higher net ROAA of 0.72 percent and a higher core ROAA of 0.71 percent. All publicly-traded thrifts averaged a higher 0.80 percent core ROAA, as did Midwest thrifts at 0.80 percent and Illinois thrifts at 0.85 percent.

V.   MARKET VALUE ADJUSTMENTS

         This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of First Bank with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.


EARNINGS PERFORMANCE

         In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to chargeoffs, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the level of non-interest expenses.

         As discussed earlier, the Bank's historical business philosophy has focused on maintaining its higher net interest income and noninterest income, decreasing its ratio of nonperforming assets, reducing its higher level of noninterest expenses and its higher efficiency ratio, maintaining an adequate level of general valuation allowance to reduce the impact of any unforeseen losses, and reducing its higher level of net chargeoffs. Following conversion, the Bank's objectives will continue to focus on increasing its net interest spread and net interest margin, increasing its net income, return on assets and return on equity, establishing a more moderate ratio of non-performing and classified assets, and reducing its overhead ratio and chargeoffs.

         Earnings are often related to an institution's ability to generate loans. The Bank was an active originator of both mortgage and non-mortgage loans in years 1998 and 1999 and during the nine months ended September 30, 2000, with a strong increase in consumer loans in 2000, offset by a strong decrease in one- to four-family mortgage loans. For the nine months ended September 30, 2000, annualized, total loan originations were greater than in fiscal 1999, with most of the increase occurring in the categories of consumer loans, agricultural loans, agricultural production finance loans and commercial business loans. During the year ended December 31, 1999, the origination of one- to four-family loans fell short of that category of originations in 1998. Compared to fiscal 1998, consumer loans indicated an increase of $1.1 million for the year ended December 31, 1999, and increased an additional $1.8 million, annualized, for the nine months ended September 30, 2000. The Bank's origination of agricultural loans decreased by $4.2 million or 50.6 percent for the year ended December 31, 1999, compared to 1998, and increased $15.6 million, annualized, for the nine months ended September 30, 2000. Total loan originations for the year ended December 31, 1999, fell short of fiscal year 1998 originations by $22.0 million or 24.4 percent, while total originations during the nine months ended September 3, 2000, annualized, exceeded 1999 originations by a strong $17.4 million or 25.5 percent.

         For the nine months ended September 30, 2000, one- to four-family loans, agricultural loans, consumer loans and agricultural finance loans represented 25.5 percent, 23.2 percent, 27.4 percent, and 15.8 percent, respectively, of total loan originations. In comparison, during 1998, one- to four-family loans, agricultural loans, consumer loans and agricultural finance loans represented 33.4 percent, 9.2 percent, 22.8 percent and 19.8 percent, respectively, of total loan originations.

         Total mortgage and non-mortgage loan originations were $64.2 million in the nine months ended September 30, 2000, reduced by repayments, loan sales and other adjustments of $63.5 million, resulted in an increase of $682,000 in gross loans receivable at September 30, 2000, compared to December 31, 1999. In 1999, total loan originations of $68.2 million, reduced by repayments, loan sales and other adjustments of $66.2 million, resulted in an increase of $2.0 million in gross loans receivable to $110.4 million at December 31, 1999, compared to $108.4 million at December 31, 1998. At December 31, 1998, compared to December 31, 1997, loans receivable increased $7.4 million due to originations of $90.2 million, reduced by repayments, loan sales and other adjustments of $82.9 million.

         The impact of First Bank's primary lending efforts has been to generate a yield on average interest-earning assets of 7.97 percent for the twelve months ended September 30, 2000, compared to a lesser 7.66 percent for the comparable group, 7.64 percent for all thrifts and 7.59 percent for Midwest thrifts. The Bank's ratio of interest income to average assets was a lower 7.37 percent for the twelve months ended September 30, 2000, which was only slightly higher than the comparable group at 7.34 percent, all thrifts at 7.33 percent and Midwest thrifts at 7.33 percent, reflecting the Bank's higher level of nonearning and nonperforming assets and higher share of lower yielding investments.

         First Bank's 4.63 percent cost of interest-bearing liabilities for the twelve months ended September 30, 2000, was slightly lower than the comparable group at 4.66 percent, all thrifts at 4.79 percent and Midwest thrifts at 4.88 percent. The Bank's resulting net interest spread of 3.34 percent for the twelve months ended September 30, 2000, was higher than the comparable group at 3.00 percent, all thrifts at 2.84 percent and Midwest thrifts at 2.70. The Bank's net interest margin of 3.37 percent, based on average interest-earning assets for the twelve months ended September 30, 2000, was modestly higher than the comparable group at 3.34 percent, all thrifts at 3.32 percent and Midwest thrifts at 3.22 percent.

         The Bank's ratio of noninterest income to assets was 1.50 percent, excluding gains, for the twelve months ended September 30, 2000, higher than the comparable group at 0.50 percent, higher than all thrifts at 0.55 percent and higher than Midwest thrifts at 0.51 percent. The Bank's higher noninterest income is partially due to the fee income generated from its three subsidiaries and also the result of fee income related to agricultural loans and agricultural production finance loans sold in the secondary market. The Bank's operating expenses were significantly higher than the comparable group and higher than all thrifts and Midwest thrifts. For the twelve months ended September 30, 2000, First Bank had an operating expenses to assets ratio of 3.34 percent compared to 2.53 percent for the comparable group, 2.35 percent for all thrifts and 2.27 percent for Midwest thrifts.

         For the twelve months ended September 30, 2000, First Bank generated higher noninterest income, higher noninterest expenses and a higher net interest margin relative to its comparable group. The Bank's provision for loan losses was 0.49 percent compared to a much lower 0.08 percent for the comparable group,
0.13 percent for all thrifts and 0.01 percent for Midwest thrifts. The Bank's higher level of provision for loan losses has been typical and is due to the Bank's higher risk loan portfolio and resultant higher level of chargeoffs. As a result, the Bank's net income and core income were lower than the comparable group for the twelve months ended September 30, 2000. Based on net earnings, the Bank had a return on average assets of 0.69 percent in 1998, 0.46 percent in 1999, 0.55 percent for the nine months ended September 30, 2000, annualized, and
0.58 percent for the twelve months ended September 30, 2000. For the trailing twelve months, the comparable group had a higher net ROAA of 0.72 percent, while all thrifts indicated a still higher ROAA of 0.76 percent. The Bank's core or normalized earnings, as shown in Exhibit 7, were lower than its net earnings and resulted in a 0.54 percent core return on assets for the twelve months ended September 30, 2000. That core ROAA was also lower than the comparable group at
0.71 percent, and lower than all thrifts at 0.80 percent and Midwest thrifts at
0.80 percent.

         First Bank's earnings stream will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses and the level of provisions for loan losses and charge-offs. Noninterest income has increased from 1998 through September 30, 2000, and overhead expenses have indicated a recently decreasing trend in their ratio to average assets influenced by the Bank's growth in 1999. The Bank's net interest margin, higher than the comparable group, has been the result of its higher yield on assets accented by its slightly lower cost of funds. First Bank's composite yield on interest-earning assets has been decreasing recently, while the Bank's cost of funds has increased significantly in 2000 due to its higher rate Investor Checking account. The impact of this trend has been a decrease in the Bank's net interest margin from 3.79 percent in 1999 and a decrease in the Bank's net interest spread from 3.40 percent. The Bank's level of nonperforming assets has increased from $1.9 million at December 31, 1999, to $3.1 million at September 30, 2000, and the Bank's net charge offs were a strong $677,000 in 1999 and $597,000 for the twelve months ended September 30, 2000.

         It has also been recognized that First Bank's current core ROAA, in addition to being lower than that of its comparable group, has been volatile, while its net interest margin and net interest spread have indicated recent decreases.

         In recognition of the foregoing earnings related factors, with consideration to First Bank's current performance measures, a moderate downward adjustment has been made to First Bank's pro forma market value for earnings performance.

MARKET AREA

         First Bank's primary market area for retail deposits consists of Clark and Edgar Counties, Illinois, and the Bank's lending market extends into Vermillion County in Indiana. As discussed in Section II, from 1990 to 2000, this primary market area experienced a minimal increase in population and households, but has also been characterized with much lower per capita income, household income and housing values than the comparable group markets, Illinois and the United States. Population is projected to decrease in the future. The average unemployment rate in the Bank's primary market area was 4.5 percent in 1998, compared to a similar 4.5 percent in Illinois and 4.5 percent in the United States. By August 2000, the primary market area's unemployment rate had decreased to 3.8 percent, and Illinois' unemployment rate decreased to 4.3 percent and the United States decreased to 4.2 percent. Per capita income and median household income in First Bank's primary market area have historically been and remain much lower than the state and national averages and lower than the comparable group average. The median housing value and median rent in the Bank's primary market area is also significantly lower than Illinois and the comparable group as well as the United States.

         First Bank's primary market area is characterized by smaller rural communities with both of the market area counties being more focused on agriculture as well as a larger industrial presence than normal in a rural market. In the Bank's primary market area, the services sector represents the primary source of employment, followed by the manufacturing sector and then the wholesale/retail sector. The agriculture sector was a stronger10.6 percent compared to 2.4 percent in Illinois and 1.3 percent in the United States. The market has a stronger level of manufacturing employment of 21.2 percent compared to 19.5 percent in Illinois and 19.2 percent in the United States.

         The size of financial competition in First Bank's primary market area, based on total deposits, is relatively small with commercial banks holding a strong majority of deposits, representing 79.6 percent of deposits, and financial institutions of varying sizes and characteristics operating in and around First Bank's offices. The Bank experienced net increases in deposits in 1998 and in the nine months ended September 30, 2000, but a net decrease in deposits in 1999. The Bank's growth in deposits from December 31, 1998, to September 30, 2000, averaged 0.4 percent annually, which fell short of the comparable group or industry average. The Bank's recent growth in deposits has been primarily due to growth in its Investor Checking Account.

         In recognition of the foregoing factors, we believe that a moderate downward adjustment is warranted for the Bank's primary market area.

FINANCIAL CONDITION

         The financial condition of First Bank is discussed in Section I and shown in Exhibits 1, 2, 5, 15, 16 and 17, and is compared to the comparable group in Exhibits 42 and 43. The Bank's ratio of total equity to total assets was 7.53 percent at September 30, 2000, which was lower than the comparable group at 9.44 percent, all thrifts at 10.43, and Midwest thrifts at 11.70 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately 11.93 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 10.44 percent.

         The Bank's mix of assets and liabilities indicates some areas of variation from its comparable group but many similarities. First Bank had a lower 65.2 percent ratio of net loans to total assets at September 30, 2000, compared to the comparable group at 78.3 percent and all thrifts at 70.8 percent. The Bank's 18.7 percent share of cash and investments was higher than the comparable group at 11.6 percent, all thrifts at 15.1 percent and Midwest thrifts at 13.1 percent. First Bank's ratio of mortgage-backed securities to total assets of 9.4 percent was higher than the comparable group at 6.3 percent but lower than all thrifts at 10.2 percent. The Bank's 75.8 percent ratio of deposits to total assets was higher than the comparable group at 70.9 percent, all thrifts at 65.6 percent and Midwest thrifts at 65.2 percent. First Bank's
16.2 percent ratio of borrowed funds to assets was much lower than the comparable group at 18.5 percent, all thrifts at 22.2 percent and Midwest thrifts at 21.6 percent.

         First Bank had intangible assets of 0.94 percent of assets and real estate owned of a higher 0.49 percent of assets, compared to ratios of 0.05 percent and 0.03 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of
0.37 percent and real estate owned of 0.11 percent. The financial condition of First Bank is influenced by its high level of nonperforming assets and troubled debt restructurings of $3.4 million or 1.84 percent of assets at September 30, 2000, compared to a much lower 0.48 percent for the comparable group, 0.51 percent for all thrifts and 0.55 percent for Midwest thrifts. Historically, the Bank's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets have been higher than industry averages and have fluctuated moderately since December 31, 1998. The Bank's ratio of nonperforming assets to total assets was 1.46 percent and 1.18 percent at December 31, 1998, and 1999, respectively.

         The Bank had a higher share of high risk real estate loans, commercial business loans, consumer loans and agricultural loans at 38.66 percent of total assets, compared to 14.97 percent for the comparable group and 15.23 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties. The lower share for the industry norm and the comparable group is due to their focus on one- to four-family mortgage loans.

         At September 30, 2000, First Bank had $1.7 million of allowances for loan losses, which represented 1.00 percent of assets and 1.52 percent of total loans. The comparable group indicated allowances equal to 0.54 percent of assets and a larger 0.68 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. First Bank's $1.7 million of allowances for loan losses, represented only 54.51 percent of nonperforming assets at September 30, 2000, compared to the comparable group's much higher 149.31 percent, with all thrifts at an even higher 189.37 percent and Midwest thrifts at 148.16 percent. First Bank's ratio of net charge-offs to average total loans, moreover, was also a much higher 0.53 percent for the twelve months ended September 30, 2000, higher than the 0.11 percent for the comparable group, 0.12 percent for all thrifts and 0.11 percent for Midwest thrifts. This ratio is reflective of the Bank's maintenance of a higher average ratio of reserves to loans, but a lower ratio of reserves to nonperforming loans due to the Bank's higher share of higher risk loans and higher level of chargeoffs.

         First Bank has a moderate level of interest rate risk, as reflected by the moderate decrease in its net portfolio value to assets ratio under conditions of rising interest rates. The Bank's net portfolio value ratio is projected to decrease 182 basis point to 6.55 percent if interest rates rise 200 basis points. This exposure indicates a lower sensitivity risk but a lower net portfolio value ratio.

         Overall, with particular consideration to the Bank's higher level of nonperforming assets, higher net chargeoffs and lower level of allowance for loan losses to nonperforming assets, we believe that a moderate downward adjustment is warranted for First Bank's current financial condition.


ASSET, LOAN AND DEPOSIT GROWTH

         During the past three fiscal years, First Bank has been characterized by lower than average growth in assets and lower growth in deposits and loans. The Bank's average annual asset growth rate from 1996 to 1999, was 2.3 percent, compared to a higher 4.8 percent for the comparable group, 8.1 percent for all thrifts and 8.4 percent for Midwest thrifts. First Bank's lower asset growth rate is reflective primarily of its limited growth in loans and shrinkage in investments. The Bank's loans indicate an average annual increase of 3.9 percent from 1996 to 1999, compared to average growth rates of 5.2 percent for the comparable group, 11.7 percent for all thrifts and 11.9 percent for Midwest thrifts. First Bank's deposits indicate an average annual increase of 2.7 percent from December 31, 1996 to December 31, 1999, followed by a deposit increase of 2.0 percent or 2.7 percent, annualized, during the nine months ended September 30, 2000. Annual deposit changes have been from a low of a decrease of
1.4 percent in 1999 to a high of 7.6 percent in 1998, compared to average growth rates of 4.4 percent for the comparable group, 5.8 percent for all thrifts and
5.1 percent for Midwest thrifts. The Bank's recent growth in deposits has been primarily due to the Bank's introduction of a new Investor Checking Account.

         The Bank's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products and to maintain a high quality of service to its customers. The Bank does not anticipate its loan and deposit growth to be at a strong pace. First Bank's two offices serve the primary market area of Clark and Edgar Counties. The Bank's primary market area has experienced a minimal rise in population and households between 1990 and 2000 but is projected to witness a minimal decrease in population in the future. The Bank's primary market area also indicates per capita income and median household income levels lower than Illinois and the United States and much lower housing values.

         The Bank's dependence on its current primary market area, with no immediate plans to expand beyond that primary market area, could result in limited real asset growth as a result of its highly competitive operating environment. First Bank's projections indicate almost no change in deposits in 2001 due to outflow of deposits to purchase stock. Total loans are projected to experience moderate growth, with excess growth offsetting reductions in investments and increases in borrowed funds. First Bank's highly competitive operating environment, together with its anticipated stable deposits and modest loan growth, should result in lower growth in loans and deposits for the Bank relative to the comparable group.

         Based on these conditions, we have concluded that a minimum downward adjustment to the Bank's pro forma value is warranted.


DIVIDEND PAYMENTS

         First Bank has committed to pay an initial cash dividend of 2.0 percent upon completion of the Bank's conversion. The future payment of cash dividends will be dependent upon such factors as earnings performance, capital position, growth, unforeseen chargeoffs, and regulatory limitations. All of the ten institutions in the comparable group pay cash dividends for an average dividend yield of 3.75 percent. The average dividend yield for Illinois thrifts is 3.17 percent and 2.96 percent for all thrifts.

         The current dividend yields for thrift stocks have increased due partially to the decrease in the average market price for thrift stocks combined with modest increases in cash dividends. The Bank does plan to pay a cash dividend upon completion of the conversion, and the initial dividend will be 2.0 percent, which is below the average dividend yield for the comparable group. In our opinion, no adjustment to the pro forma market value is warranted at this time related to dividend payments.


SUBSCRIPTION INTEREST

         In the first half of 2000, investors' interest in new issues was minimal and subscription levels were consistently low, although a few issues received a stronger reaction from the marketplace. The number of conversions in the first half of 2000 decreased from historical levels. Overall, the reaction of IPO investors appears to be related to a number of factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the future of merger/acquisition activity in the thrift industry. Additionally, the overall stock market decline may restrain investor interest in new offerings.

         First Bank will direct its offering primarily to depositors and residents in its primary market area. The board of directors and officers anticipate purchasing approximately $750,000 or 7.1 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion. Additionally, the Prospectus restricts to 10,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person or by persons and associates acting in concert as part of either the subscription offering or a direct community offering.

         The Bank has secured the services of Trident Securities, a Division of McDonald Investments, Inc. ("Trident") to assist in the marketing and sale of the conversion stock.

         Based on the size of the offering, current market conditions, local market interest and the terms of the offering, we believe that no adjustment is warranted for the Bank's anticipated subscription interest.


LIQUIDITY OF THE STOCK

         First Bank will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Trident. First Bank will pursue at least two market makers for the stock. The Bank's total offering is very similar in size to the average market value of the comparable group. The comparable group has an average market value of $11,720,000 for the stock outstanding compared to a midpoint value of $10,500,000 for First Bank but a lesser $8.9 million less the ESOP and the shares purchased by officers and directors. We have concluded, therefore, that a minimum downward adjustment to the pro forma market value is warranted at this time relative to the liquidity of the stock.


MANAGEMENT

         The President and Chief Executive Officer of First Bank is Terry J. Howard, who is also a director. Mr. Howard joined the Bank in 1988 as Executive Vice President. Mr. Howard became President and Chief Executive Officer in June 1999 and became a director in November 2000. Prior to working at First Bank, Mr. Howard worked at Mutual Federal Savings and Loan Association from 1982 to 1988. Mr. Howard worked as Vice President and chief financial officer for Mutual Federal Savings and Loan Association. Mr. Howard has a Bachelor's degree in management and finance and a Master's in Business Administration from Indiana State University.

         During the past few years, First Bank has been able to increase its dollar level of retained earnings, its net interest margin, reduce its overhead expenses, maintain a higher than average allowance for loan losses to loans and strengthen its level of noninterest income. Management has also been focused on controlling nonperforming assets and classified loans, recognizing their higher levels relative to the comparable group and industry averages. Although net margin has decreased recently, it is still above the industry average.

         Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.


MARKETING OF THE ISSUE

         The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market, the downward trend in market prices for financial institutions over the past year, the decrease in merger and acquisition activity in the financial institution industry and the resultant decrease in pricing ratios and the presence of new competitors in the financial institution industry such as investment firms, insurance companies, mortgage companies, etc., resulting in increased pressure to attract retail deposits at normal rates rather than premium rates. Recently converted institutions seem to have borne much of the impact of that uncertainty, reflected in much weaker subscription activity and in some instances the need to extend subscription offerings and do community offerings.

         We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pricing of the Corporation. We have made a downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount.

VI.      VALUATION METHODS

         Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by appraisal firms has been the price to book value ratio method, as a result of the volatility of earnings in the thrift industry in the early to mid-1990s and the continued rise in volatility in earnings more recently. As earnings in the thrift industry improved in the last few years, however, more emphasis has been placed on the price to earnings method in analyzing stock valuations. Primary emphasis, therefore, has been placed on the price to earnings method in determining the pro forma market value of First BancTrust Corporation, with additional analytical and correlative attention to the price to book value method.

         In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

         In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a maximum, as adjusted, being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value."

         In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. Moderate downward adjustments were made for the Bank's earnings, market area and a strong moderate downward adjustment for financial condition. Minimum downward adjustments were made for growth potential, liquidity and for the marketing of the issue. No adjustments were made for subscription interest, dividend payments and management.


PRICE TO BOOK VALUE METHOD

         In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. This method, therefore, is sometimes considered less meaningful for institutions that provide a consistent earnings trend, but remains significant and reliable as a confirmational and correlative analysis to the price to earnings and price to assets approaches. It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value.

         Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 74.83 percent and 74.33 percent, respectively. The total comparable group indicated a moderately wide range, from a low of
60.30 percent (Horizon Financial Services Corp.) to a high of 90.93 percent (Hemlock Federal Financial Corp.). The comparable group had a slightly higher average price to tangible book value ratio of 75.39 percent and an identical median with a slightly higher range and the same two institutions at either end of the range. Excluding the low and the high in the group, the price to book value range narrowed to a low of 66.58 percent and a high of 88.06 percent, and the range of price to tangible book value ratio narrowed to a low of 67.07 percent and a high of 88.06 percent.

         Taking into consideration all of the previously mentioned items in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 48.91 percent and a price to tangible book value ratio of 47.48 percent at the midpoint. The price to book value ratio increases from 44.25 percent at the minimum to 56.78 percent at the maximum, as adjusted, while the price to tangible book value ratio increases from 43.00 percent at the minimum to 55.46 percent at the maximum, as adjusted.

         The Corporation's pro forma price to book value and price to tangible book value ratios of 48.91 percent and 47.48 percent, respectively, are strongly influenced by the Bank's financial condition, earnings and market area, as well as liquidity of the new stock and current market conditions. The Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 11.9 percent compared to 9.4 percent for the comparable group. Based on the price to book value ratio and the Bank's total equity of $12,830,000 at September 30, 2000, the indicated pro forma market value of the Bank using this approach is $10,556,544 at the midpoint (reference
Exhibit 49).


PRICE TO EARNINGS METHOD

         The focal point of this method is the determination of the earnings base to be used and secondly, the determination of an appropriate price to earnings multiple. The recent earnings position of First Bank is displayed in
Exhibit 3, which represents after tax net earnings for the twelve months ended September 30, 2000, of $952,000. Exhibit 7 indicates the derivation of the Bank's core or normalized earnings for that period of a lower $884,000 due to a normal and current tax rate. To arrive at the pro forma market value of the Corporation by means of the price to earnings method, we used the core earnings base of $884,000.

         In determining the price to earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 11.20, while the median was 10.68. The average price to net earnings multiple was 10.78, and the median multiple was
10.61. The comparable group's price to core earnings multiple was lower than the average for all publicly-traded, FDIC-insured thrifts of 12.64, and lower than their median of 10.93. The range in the price to core earnings multiple for the comparable group was from a low of

6.59 (Potters Financial Corp.) to a high of 18.04 (Great American Bancorp). The primary range in the price to core earnings multiple for the comparable group, excluding the high and low levels, was from a low price to core earnings multiple of 7.71 to a high of 17.00 times core earnings for eight of the ten institutions in the group.

         Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of these adjustments, we have determined a price to core earnings multiple of 9.35 at the midpoint, based on First Bank's core earnings of $884,000 for twelve months ended September 30, 2000. The price to core earnings multiple increases to 10.40 at the maximum and 11.52 at the super maximum.

         Based on the Bank's core earnings base of $884,000 (reference Exhibits 7 and 49), the pro forma market value of the Corporation using the price to earnings method is $10,532,176 at the midpoint.


PRICE TO ASSETS METHOD

         The final valuation method is the price to assets method. This method is not frequently used due to the fact that it does not incorporate an institution's equity position or earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 50 indicates that the average price to assets ratio for the comparable group was 6.98 percent and the median was 6.56 percent. The range in the price to assets ratios for the comparable group varied from a low of 5.61 percent (Potters Financial Corp.) to a high of 9.48 percent (Great American Bancorp). It narrows just slightly with the elimination of the two extremes in the group to a low of 5.83 percent and a high of 9.44 percent.

         Based on the adjustments made previously for First Bank, it is our opinion that an appropriate price to assets ratio for the Corporation is 5.81 percent at the midpoint, which ranges from a low of 4.99 percent at the minimum to 7.56 percent at the super maximum.

         Based on the Bank's September 30, 2000, asset base of $170,466,000, the indicated pro forma market value of the Corporation using the price to assets method is $10,482,094 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION

         Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 48.91 percent for the Corporation represents a discount of 35.65 percent relative to the comparable group and decreases to 24.12 percent at the super maximum. The price to core earnings multiple of 9.35 for the Corporation at the midpoint value indicates a discount of 16.58 percent, decreasing to a premium of 2.82 percent at the super maximum. The price to assets ratio at the midpoint represents a discount of 16.73 percent, decreasing to a premium of 8.30 percent at the super maximum.

         It is our opinion that as of November 17, 2000, the pro forma market value of the Corporation, is $10,500,000 at the midpoint, representing 1,050,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $8,925,000 or 892,500 shares at $10.00 per share to a maximum of $12,075,000 or 1,207,500 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The super maximum is $13,886,250 or 1,388,625 shares at $10.00 per share (reference Exhibits 49 to 54).

         The appraised value of First BancTrust Corporation as of November 17, 2000, is $10,500,000 at the midpoint.